UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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athenahealth, Inc.

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April 24, 2009

Dear Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of athenahealth, Inc., which will be held at our company headquarters at 400 North Beacon Street, Watertown, Massachusetts, on Thursday, June 11, 2009, at 5:00 p.m. Eastern Time. Directions to our headquarters can be found on the last page of the Proxy Statement.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. This delivery process will allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about May 1, 2009, we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access or request a copy of our Proxy Statement for the 2009 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2008.

The Notice of 2009 Annual Meeting and Proxy Statement contains details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of athenahealth, Inc. I look forward to greeting as many of our stockholders as possible at the Annual Meeting.

Sincerely,

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 11, 2009

The Annual Meeting of Stockholders of athenahealth, Inc. will be held on Thursday, June 11, 2009, at 5:00 p.m. Eastern Time, at 400 North Beacon Street, Watertown, Massachusetts. The purpose of the meeting is the following:

1. to elect three (3) directors, Richard N. Foster, Ann H. Lamont, and James L. Mann, to serve as Class II directors for a term of three (3) years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Our Board of Directors recommends a vote for Items 1 and 2. The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the meeting.

Only athenahealth, Inc. stockholders of record at the close of business on April 15, 2009, will be entitled to vote at the meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting.

By order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

Watertown, Massachusetts
April 24, 2009

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 11, 2009

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or before May 1, 2009. All stockholders will be able to access the proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2008, on a website referred to in the Notice, as well as request printed copies of the proxy materials and that Annual Report. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. Stockholders may also request to receive proxy materials and our Annual Report on Form 10-K in printed form by mail or electronically by e-mail on an ongoing basis.

In this Proxy Statement, the terms “Company,” “we,” “us,” and “our” refer to athenahealth, Inc. and its subsidiaries, athenahealth MA, Inc. and athenahealth Technology Private Limited (formerly known as Athena Net India Private Limited), as well as any subsidiary that may be acquired or formed in the future. The mailing address of our principal executive office is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 15, 2009, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 33,491,463 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of April 15, 2009.

Quorum; Abstentions; Broker Non-Votes

The Company’s By-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. However, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

In person.  If you are a stockholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

By proxy.  If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or sent to the Company’s principal executive offices, athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

athenahealth, Inc. is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or otherwise. We have hired Broadridge Investor Communication Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Procedure for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the next annual meeting of stockholders of the Company must satisfy the requirements set forth in the advance notice provision under the Company’s By-laws. To be timely for our next annual meeting of stockholders, any such proposal must be received in writing by the Secretary of the Company at our principal executive offices between the close of business on February 11, 2010, and March 13, 2010. If the date of the next annual meeting of the stockholders is scheduled to take place before May 12, 2010, or after August 10, 2010, notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the (1) 90th day prior to such annual meeting, or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than December 25, 2009. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. If that happens, the Company will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

As stated in last year’s proxy statement, stockholder proposals to be presented at the Annual Meeting were due at our principal executive office by March 15, 2009. No such proposals were received.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors and is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years.

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the nominating and corporate governance committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class II members: Richard N. Foster, Ann H. Lamont, and James L. Mann. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2012 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nominees for election as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class II Directors

The names of the nominees for Class II directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age

Richard N. Foster	Director	2005	68
Ann H. Lamont	Director	2000	52
James L. Mann	Director	2006	75

Directors Not Standing for Election

The names of and certain information about the members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

			Class and Year
		Director	in Which Term
Name	Positions and Offices Held with the Company	Since	Will Expire	Age

Jonathan Bush	Director, Chief Executive Officer, President, and Chairman	1997	Class I - 2011	40
Brandon H. Hull	Director	1999	Class I - 2011	48
Bryan E. Roberts	Director	2000	Class I - 2011(1)	42
John A. Kane	Director	2007	Class III - 2010	56
Ruben J. King-Shaw, Jr.	Lead Director	2003	Class III - 2010	47
Todd Y. Park	Director	2008	Class III - 2010	36

(1)	On March 13, 2009, Dr. Roberts informed the Company of his decision to resign from the Board of Directors and audit committee of the Board of Directors effective as of the end of the Annual Meeting. Dr. Roberts made his decision out of a desire to pursue other interests and not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Vote Required and Board of Directors Recommendation

The three candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the Annual Meeting will be elected directors of the Company.

The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors Recommends a Vote “FOR” the Nominees Listed Above.

Directors, Executive Officers, and Key Employees of the Registrant

The following table identifies the director nominees to be elected at the Annual Meeting and the directors, executive officers, and key employees of the Company and sets forth the ages of and the positions with the Company currently held by each such person immediately prior to the Annual Meeting.

Name	Age	Position

Jonathan Bush	40	Chief Executive Officer, President, and Chairman
Carl B. Byers	37	Senior Vice President, Chief Financial Officer, and Treasurer
Nancy G. Brown	48	Senior Vice President of Business Development and Government Affairs
Robert L. Cosinuke	48	Senior Vice President, Chief Marketing Officer
Richard N. Foster	68	Director
Robert M. Hueber	55	Senior Vice President of Sales
Brandon H. Hull	48	Director
John A. Kane	56	Director
Ruben J. King-Shaw, Jr.	47	Lead Director
Ann H. Lamont	52	Director
Leslie Locke	37	Senior Vice President of People and Process
James L. Mann	75	Director
Todd Y. Park	36	Director
Bryan E. Roberts	42	Director
David E. Robinson	65	Executive Vice President and Chief Operating Officer

Jonathan Bush is our Chief Executive Officer, President, and Chairman. Mr. Bush co-founded athenahealth, Inc. in 1997. Prior to joining the Company, Mr. Bush served as an EMT for the City of New Orleans, was trained as a medic in the U.S. Army, and worked as a management consultant with Booz Allen & Hamilton. Mr. Bush obtained a Bachelor of Arts in the College of Social Studies from Wesleyan University and an M.B.A. from Harvard Business School.

Carl B. Byers is our Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Byers joined athenahealth, Inc. at its founding in 1997. Prior to joining the Company, Mr. Byers served as a management consultant with Booz Allen & Hamilton. Mr. Byers obtained a Bachelor of Arts in the College of Social Studies from Wesleyan University and was a Business Fellow at the University of Chicago’s Graduate School of Business.

Nancy G. Brown is our Senior Vice President of Business Development and Government Affairs. Ms. Brown joined the Company in 2004. From 1999 to 2004, Ms. Brown served McKesson Corporation as Senior Vice President. Before McKesson, Ms. Brown was co-founder of Abaton.com, which was acquired by McKesson Corp. Prior to that, Ms. Brown worked for Harvard Community Health Plan in various senior management roles over a five-year period. Ms. Brown obtained a Bachelor of Science from the University of New Hampshire and an M.B.A. from Northeastern University.

Robert L. Cosinuke is our Senior Vice President and Chief Marketing Officer. Mr. Cosinuke joined the Company in December of 2007. Mr. Cosinuke was a co-founder of Digitas, LLC in 1991. Digitas is a leading interactive and database marketing advertising agency and was acquired by Publicis Group SA in February of 2007. From 1991 to 2006, Mr. Cosinuke was employed by Digitas, most recently as President of Digitas, Boston. He also served as President of Global Capabilities, Digitas. Mr. Cosinuke has a Bachelor of Arts degree from Haverford College and an M.B.A. from Harvard Business School.

Richard N. Foster has served as a member of our Board of Directors since 2005. Mr. Foster is the Managing Partner of Millbrook Management Group. Prior to forming Millbrook Management Group in 2004, Mr. Foster served as a Director of McKinsey & Company, Inc. for twenty years, where he was a founder and Co-Managing Director of McKinsey’s private equity practice. He is a Member of the Board of Directors of Trust Company of the West, the Board of Memorial Sloan Kettering Institute, the Dean’s Advisory Committee of the Yale School of Medicine, the W. M. Keck Foundation, the Council for Aid to Education, the Council on Foreign Relations, and the President’s Circle of the National Academies. Mr. Foster is a fellow of the American Academy of Arts and Sciences. Mr. Foster received his Bachelor of Science, Master of Science, and Ph.D. in Engineering and Applied Science from Yale University where he is a Senior Faculty Fellow.

Robert M. Hueber is our Senior Vice President of Sales. Mr. Hueber joined the Company in 2002. From 1984 to 2002, Mr. Hueber served IDX Systems Corporation as Vice President and National Director of Sales and most recently as Vice President of Sales for the Enterprise Solutions Division. Prior to joining IDX, Mr. Hueber served as Senior Marketing Representative at Raytheon Data Systems and as a Sales Executive for Exxon Enterprises. Mr. Hueber obtained a Bachelor of Science in Marketing from Northeastern University.

Brandon H. Hull has served as a member of our Board of Directors since 1999. Since October 1997, Mr. Hull has served as General Partner of Cardinal Partners, a venture capital firm that he co-founded that specializes in healthcare and life-sciences investments. From 1991 to 1997, Mr. Hull served as principal of the Edison Venture Fund. Mr. Hull serves on the boards of directors of Awarepoint, Replication Medical, CodeRyte, and FluidNet. Mr. Hull obtained his Bachelor of Arts from Wheaton College and his M.B.A. from The Wharton School at the University of Pennsylvania.

John A. Kane has served as a member of our Board of Directors since July 2007. Mr. Kane served as Senior Vice President, Finance and Administration, Chief Financial Officer, and Treasurer of IDX Systems Corporation from May 2001 until it was acquired by GE Healthcare in 2006, and as the Vice President, Finance and Administration, Chief Financial Officer, and Treasurer of IDX from October 1984, when he joined IDX, until 2001. While at IDX, Mr. Kane guided the company through more than a dozen acquisitions and at various times managed the finance, facilities, legal, human resources, and information systems functions for the company. Previous to his employment with IDX, Mr. Kane worked as an audit manager at

Ernst & Young LLP, in Boston. Mr. Kane serves as a director of Merchants Bancshares, Inc., Spheris Inc., and several private organizations. Since his retirement from IDX in 2006, Mr. Kane has not been employed on a full-time basis, and his principal occupations have consisted of the directorships mentioned in the preceding sentence. He earned a Bachelor of Science and Master of Accountancy from Brigham Young University.

Ruben J. King-Shaw, Jr. has served as a member of our Board of Directors since 2003 and was named Lead Director in 2007. Mr. King-Shaw, Jr. is the Chairman and CEO of Mansa Equity Partners, Inc., which he founded in 2005. From January 2003 to August 2003, Mr. King-Shaw, Jr. served as Senior Advisor to the Secretary of the Department of the Treasury. From July 2001 to April 2003, Mr. King-Shaw, Jr. served as Deputy Administrator and Chief Operating Officer of the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (CMS). From January 1999 to July 2001, Mr. King-Shaw, Jr. served as Secretary of the Florida Agency for Health Care Administration. Before that, Mr. King-Shaw, Jr. was the Chief Operating Officer of Neighborhood Health Partnership, Inc. and the Executive Director of the JMH Health Plan. Mr. King-Shaw, Jr. serves on numerous boards of directors, including WellCare Health Plans, Inc. Mr. King-Shaw, Jr. is Vice Chairman of the University of Massachusetts Board of Trustees. Mr. King-Shaw, Jr. obtained a Bachelor of Science in Industrial and Labor Relations from Cornell University, a Master in Health Services Administration from Florida International University, and a Master of International Business from the Chapman Graduate School of Business and the Center for International Studies in Madrid, Spain.

Ann H. Lamont has served as a member of our Board of Directors since 2000. Ms. Lamont has been with Oak Investment Partners since 1982. She became a Managing Partner in 2006 and prior to that served as General Partner from 1986. Ms. Lamont leads the healthcare and financial services information technology teams at Oak. Prior to joining Oak, Ms. Lamont was a research associate with Hambrecht & Quist. Ms. Lamont serves on the boards of numerous private companies, including Argus Information and Advisory Services, LLC; CareMedic Systems, Inc.; Franklin & Seidelmann Subspecialty Radiology, LLC; iHealth Technologies, Inc.; NetSpend Corporation; Pay Flex Systems USA, Inc.; PharMEDium Healthcare Corporation; Point Carbon, AS; and United BioSource Holding LLC. Ms. Lamont currently serves on the Stanford University Board of Trustees and has also served on the Executive Board of the National Venture Capital Association. Ms. Lamont received her Bachelor of Arts in Political Science from Stanford University.

Leslie Locke is our Senior Vice President of People and Process. Ms. Locke has served in several capacities since joining athenahealth, Inc. in 1998, including operational and product roles. Prior to joining the Company, Ms. Locke held various roles in integrated delivery systems operations at Lovelace Health Systems, a provider of health care services. Ms. Locke obtained a Bachelors of Arts from Colorado College and a Masters in Heath Administration from Washington University.

James L. Mann has served as a member of our Board of Directors since 2006. Mr. Mann has served as Chairman of the Board of Directors of SunGard Data Systems Inc. from 1987 to 2005 and as Director from 1983 to 2005 and from 2006 to the present. Mr. Mann served as SunGard’s Chief Executive Officer from 1986 to 2002, President from 1986 to 2000, and Chief Operating Officer from 1983 to 1985. Since 2005, Mr. Mann has been employed by SunGard in an advisory capacity. Mr. Mann previously served as President and COO of Bradford National Corp. Mr. Mann obtained a Bachelor of Science in Business Administration from Wichita State University.

Todd Y. Park has served as a member of our Board of Directors since January of 2008. Mr. Park co-founded athenahealth, Inc. in 1997. Mr. Park served in various capacities prior to his resignation from employment with the Company on August 31, 2008, most recently serving as Chief Athenista from January 1, 2008, to August 31, 2008. From February 2004 to December 2008, Mr. Park served as our Executive Vice President and Chief Development Officer. Prior to joining the Company, Mr. Park served as a management consultant with Booz Allen & Hamilton. Mr. Park obtained a Bachelor of Arts in Economics from Harvard University.

Bryan E. Roberts has served as a member of our Board of Directors since 2000. Dr. Roberts joined Venrock Associates, a venture capital investment firm, in 1997, served as a General Partner from 2001 to 2006, and is now a Partner. From 1989 to 1992, Dr. Roberts worked in the Corporate Finance Department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts serves on the Board of Directors of several private companies. He received a Bachelor of Arts from Dartmouth University and a Ph.D. in chemistry and chemical biology from Harvard University.

David E. Robinson is our Executive Vice President and Chief Operating Officer. Mr. Robinson joined athenahealth, Inc. in February 2009. Prior to joining the Company, Mr. Robinson served as the Executive Vice President of SunGard Data Systems Inc., a global leader in software and processing solutions for financial services, higher education, and the public sector, which position he held from 2002 to 2004. Mr. Robinson served as Senior Vice President of SunGard from 2000 to 2002, as a Group CEO of SunGard Investment Systems from 1997 to 2000, and as President of SunGard Investment Systems from 1993 to 1997. Mr. Robinson holds an M.B.A. from the University of Chicago, a Masters in Chemical Engineering from the University of Rochester, and a Bachelor of Science in Chemical Engineering from Carnegie Mellon University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of the directors, except for Mr. Bush as Chief Executive Officer and Mr. Park as a former executive officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the Company’s director independence standards and the director independence standards of The Nasdaq Stock Market Inc. (“NASDAQ”) and the SEC. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s applicable committee independence standards, including Rule 10a-3(b)(1) under the Exchange Act. In making that determination, the Board of Directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, at least a majority of the members of the Board of Directors meet the independence standards of the Marketplace Rules of the National Association of Securities Dealers, Inc.

At least annually, the Board of Directors evaluates all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board of Directors makes an annual determination of whether each director is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s independence standards.

Board Meetings and Director Communications

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During fiscal 2008, the Board of Directors held seven meetings and acted by unanimous written consent seven times. The Board of Directors has three standing committees:

•	the audit committee, which held twelve meetings in fiscal 2008;

•	the compensation committee, which held eight meetings in fiscal 2008 and acted by unanimous written consent two times; and

•	the nominating and corporate governance committee, which held five meetings in fiscal 2008.

Each of the directors of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and all meetings of committees of our Board of Directors upon which they served (during the periods that they served) during 2008. It is the Company’s policy that members of our Board of Directors are encouraged to attend annual meetings of the stockholders of the Company. In 2008, three directors attended our annual meeting of the stockholders. The table below shows the composition of the committees of the Board of Directors.

(1)	On March 13, 2009, Dr. Roberts informed the Company of his decision to resign from the Board of Directors and audit committee of the Board of Directors effective as of the end of the Annual Meeting. Dr. Roberts made his decision out of a desire to pursue other interests and not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

The Board of Directors held one executive session of the independent directors during 2008. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules. The lead director, Ruben J. King-Shaw, Jr., presides as chair of such executive sessions. In order that interested parties may be able to make their concerns known to the independent directors, the Company uses the method described below for such parties to communicate directly and confidentially with the lead director or with the independent directors as a group.

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for security holder communication. For a security holder communication directed to the Board of Directors as a whole, security holders may send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail or Expedited Delivery Service to:

c/o athenahealth, Inc.
311 Arsenal St.
Watertown, MA 02472
Attn: Chairman of the Board of Directors.

For a security holder communication directed to an individual director in his or her capacity as a member of the Board of Directors, security holders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to:

c/o athenahealth, Inc.
311 Arsenal St.
Watertown, MA 02472
Attn: Ruben J. King-Shaw, Jr.

The Company will forward by U.S. Mail any such security holder communication to each director, and the Chairman of the Board of Directors in his or her capacity as a representative of the Board of Directors, to whom such security holder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors, unless there are safety or security concerns that mitigate against further transmission.

Code of Ethics

We have adopted a code of ethics, which we call our Code of Conduct, that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The current version of the Code of Conduct is available on our Internet site at http://www.athenahealth.com/files/pdf/C-200-Code_of_Conduct.pdf. A copy of the Code of Conduct may also be obtained, free of charge, from the Company upon a request directed to: athenahealth, Inc., 311 Arsenal St., Watertown, MA 02472, Attention: General Counsel. The Company intends to disclose any amendment or waiver of a provision of the Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.athenahealth.com and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ, and the Certificate of Incorporation and By-laws of the Company. The Company’s corporate governance guidelines are available in the corporate governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory, or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory, or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee charter is available in the corporate governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/.

Committees

Our By-laws provide that the Board of Directors may delegate responsibility to committees. During 2008, the Board had three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The membership of each of the audit committee, the compensation committee, and the nominating and corporate governance committee is composed entirely of independent directors. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules.

Audit Committee.  Messrs. Hull, Kane, King-Shaw, Jr., and Roberts currently serve on the audit committee. Mr. Kane is the chairman of our audit committee. The Board of Directors has also determined that each member of the audit committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Company has determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Kane is an “audit committee financial expert” as defined in the Exchange Act. The audit committee’s responsibilities include:

•	overseeing our regulatory compliance programs and procedures;

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee.  Messrs. Foster and Mann and Ms. Lamont currently serve on the compensation committee. Mr. Mann is the chairman of our compensation committee. The Board of Directors has determined that each member of the compensation committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of all our other officers; and

•	overseeing and administering our employment agreements, severance arrangements, compensation, welfare, benefit and pension plans, and similar plans.

The compensation committee may delegate its authority to one or more subcommittees or to one member of the compensation committee. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and the sole authority to approve any such advisor’s fees and other retention terms.

Nominating and Corporate Governance Committee.  Messrs. Foster and Mann and Ms. Lamont currently serve on the nominating and corporate governance committee. Mr. Foster is the chairman of our nominating and corporate governance committee. The Board of Directors has determined that each member of the nominating and corporate governance committee is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s director independence standards. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for selecting members of the Board of Directors and its committees;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each committee of the Board of Directors;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors and its committees and management.

Minimum Qualifications.  The nominating and corporate governance committee will consider the following, and any other qualifications, skills, and attributes it deems appropriate, when recommending candidates to be nominated for election as directors and for appointment to any committee of the Board of Directors. Each nominee shall:

•	have experience at a strategic or policymaking level in a business, government, non-profit, or academic organization of high standing;

•	be highly accomplished in his or her respective field, with superior credentials and recognition;

•	exhibit high standards of integrity, commitment, and independence of thought and judgment;

•	have significant business or professional experience or have demonstrated an exceptional understanding of the Company’s industry or other disciplines relevant to the business of the Company;

•	have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In identifying and evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, and the needs of the Board of Directors.

Director Candidate Recommendations.  Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to the Secretary of the Company at: athenahealth, Inc., 311 Arsenal St, Watertown, MA 02472. The Secretary of the Company will forward all such recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Our policy governing director nominations is available on the corporate governance section of our website at http://investors.athenahealth.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Foster and Mann and Ms. Lamont served as members of our compensation committee. No member of the compensation committee was an employee or officer of the Company during 2008, a former officer of the Company, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Director Compensation

Director Compensation Policy

We reimburse each member of our Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.

Messrs. Foster, King-Shaw, Jr., Mann, and Park were each granted non-qualified options to purchase 60,000 shares upon their election to the Board of Directors. Mr. Kane was granted a non-qualified option to purchase 80,000 shares upon his election to the Board of Directors. Mr. King-Shaw, Jr. was granted an additional non-qualified option to purchase 60,000 shares for continued board service.

Our director compensation policy was initially approved by our Board of Directors on October 30, 2007. Prior to adoption of this policy, our director compensation was determined on a case-by-case basis when each director was elected to the Board of Directors. On December 17, 2008, our nominating and corporate governance committee approved and adopted an amendment to our director compensation policy to include equity compensation for eligible directors. Under the amended policy, each eligible director will receive a stock option grant every four years for 60,000, which option vests quarterly in equal amounts over a period of four years. Any director who owned, or who is affiliated with any person or entity that owned 5% or more of the outstanding common stock of the Company as of September 19, 2007, is considered ineligible for option grants unless an exception is made by the nominating and corporate governance committee.

Employee directors do not receive cash compensation for their service as members of the Board of Directors. Mr. Park joined our Board of Directors on January 1, 2008, but he remained an employee of the Company until his resignation on August 31, 2008. Mr. Park was not eligible for any director compensation until the amendment to the director compensation policy was approved in December 2008. Our current eligible directors, Messrs. Foster, Kane, King-Shaw, Jr., Mann, and Park will be paid the annual cash retainers set forth in the table below, payable quarterly in arrears and pro-rated for any partial period. Since we expect a significant amount of the Board of Directors’ work to occur in committees and for that workload to vary by committee, we have set separate amounts of cash compensation for each chairperson of a Board of Directors’ committee.

Position	Annual Retainer

“Independent” Director	$30,000 per year(1)
Lead Director	$10,000 per year additional
Chairman of Audit Committee	$20,000 per year additional
Chairman of Other Standing Committee	$10,000 per year additional

(1)	Amount reduced $2,500 for each in-person meeting missed and $1,500 for each in-person meeting attended by phone.

The following table sets forth a summary of the compensation earned and/or paid to our directors under certain agreements and our director compensation policy during the fiscal year ended December 31, 2008. Mr. Park joined our Board of Directors on January 1, 2008, but was not eligible for cash compensation under the applicable director compensation policy until December 17, 2008.

Director Compensation Table — 2008

						Change in
						Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in	Stock	Option		Incentive Plan	Compensation	All other
	Cash	Awards	Awards		Compensation	Earnings	Compensation		Total
Name	($)(1)	($)	($)(2)		($)	($)	($)		($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)

Richard N. Foster	38,500	—	—	(3)	—	—	5,000	(4)	43,500
John A. Kane	50,000	—	232,529	(5)	—	—	—		282,529
Ruben J. King-Shaw, Jr.	40,000	—	138,105	(6)	—	—	—		178,105
James L. Mann	40,000	—	143,800	(7)	—	—	—		183,800
Todd Y. Park(8)	7,500	—	63,816	(9)	—	—	—		71,316

(1)	Represents fees earned in 2008 pursuant to our director compensation policies described above.

(2)	Represents stock-based compensation expense for stock option awards recognized in 2008 for financial statement reporting purposes. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the respective awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2008. The assumptions used to calculate the value of option awards are set forth in the Section entitled “Stock-Based Compensation” under Item 7 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	At December 31, 2008, Mr. Foster had outstanding non-qualified stock option awards to purchase 60,000 shares of Common Stock.

(4)	Represents compensation paid for advisory services provided by Mr. Foster to the Company in his capacity as Chair of the nominating and corporate governance committee.

(5)	Represents stock-based compensation expense incurred by the Company in fiscal 2008 for non-qualified stock option awards granted to Mr. Kane in 2007. At December 31, 2008, Mr. Kane had outstanding non-qualified stock option awards to purchase 60,000 shares of Common Stock, and there was approximately $494,404 of unamortized stock-based compensation expense relating to these awards, which will be amortized over the remaining vesting periods of the awards.

(6)	Represents stock-based compensation expense incurred by the Company in fiscal 2008 for a non-qualified stock option award granted to Mr. King-Shaw, Jr. to purchase 60,000 shares of Common Stock at an exercise price of $26.74 per share with a fair value on the grant date, May 1, 2008, of $822,996. At December 31, 2008, Mr. King-Shaw, Jr. had outstanding non-qualified stock option awards to purchase 94,600 shares of Common Stock, and there was approximately $684,891 of unamortized stock-based compensation expense relating to the 2008 award, which will be amortized over the remaining vesting period of the award.

(7)	At December 31, 2008, Mr. Mann had outstanding non-qualified stock option awards to purchase 60,000 shares of Common Stock, and there was approximately $78,477 of unamortized stock-based compensation expense relating to these 2006 awards, which will be amortized over the remaining vesting period of the award.

(8)	Excludes salary, bonus compensation, and matching contributions under a 401(k) compensation plan for Mr. Park as an employee of the Company. If he were a named executive officer, the Company would report a salary of $151,046, a bonus of $174,257, and a matching contribution of $3,236. Mr. Park resigned from employment with the Company effective August 31, 2008.

(9)	Represents stock-based compensation expense incurred by the Company in fiscal 2008 with respect to non-qualified stock option awards granted to Mr. Park in 2008 and prior fiscal years. On February 1, 2008, Mr. Park received a non-qualified stock option award to purchase 40,000 shares of Common Stock at an exercise price of $33.24 per share with a fair value on the grant date of $695,928. On March 3, 2008, Mr. Park received a non-qualified stock option award to purchase 70,000 shares of Common Stock at an exercise price of $32.72 per share with a fair value on the grant date of $1,190,700. In connection with Mr. Park’s resignation from employment on August 31, 2008, the Company cancelled stock options to purchase 83,750 shares of Common Stock, including all of the February 1, 2008, stock option award. On December 1, 2008, Mr. Park received a non-qualified stock option award to purchase 60,000 shares of Common Stock at an exercise price of $25.92 per share with a fair value on the grant date of $765,792. At December 31, 2008, Mr. Park had outstanding non-qualified stock option awards to purchase 60,000 shares of Common Stock, and there was approximately $701,801 of unamortized stock-based compensation expense relating to the December 2008 award, which will be amortized over the remaining vesting period of the award.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the audit committee, the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

Deloitte & Touche LLP has audited our financial statements for the period from January 1, 2002, through the fiscal year ended December 31, 2008. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Engagement Letter and Fee Disclosure

In connection with the audit of the 2008 financial statements, our audit committee entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms of Deloitte & Touche LLP’s audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive, exemplary, or other damages not based on either party’s actual damages.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2008 and 2007.

	Fiscal 2008	Fiscal 2007

Audit Fees	$1,150,496	$1,147,582
Audit-Related Fees	170,000	114,472
Tax Fees	134,435	65,000
All Other Fees	—	—

Total	$1,454,931	$1,327,054

Audit Fees.  Audit fees for both years consisted of audit work performed, as well as work generally only the independent auditor can reasonably be expected to provide. This amount for Fiscal 2007 included $779,082 of costs associated with the Registration Statement on Form S-1 relating to our initial public offering.

Audit-Related Fees.  Audit-related fees consisted principally of a variety of services relating to the SAS-70 attestation.

Tax Fees.  Tax fees consisted principally of assistance with matters related to tax compliance and reporting.

All Other Fees.  There were no other fees for Fiscal 2007 or Fiscal 2008.

Pre-Approval of Audit and Non-Audit Services

The SEC’s rules permit the audit committee to pre-approve accounting services by establishing policies and procedures for audit and non-audit services, provided that the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not result in the delegation of the audit committee’s responsibilities to management. Accordingly, in July of 2007 the audit committee approved the Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require separate pre-approval by the audit committee. The audit committee re-approved this Policy in October 2008.

The Policy describes in detail the audit, audit-related, tax, and all other services that have the pre-approval of the audit committee. The Policy is designed to allow the audit committee to make a well-reasoned assessment of the impact of the services for which pre-approval is being sought on the auditor’s independence. The term of any pre-approval under the Policy is twelve months from the date of pre-approval, unless the audit committee considers a different period and specifically states otherwise. The audit committee will periodically revise the list of services pre-approved pursuant to the Policy, based on subsequent determinations. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

As provided in the SEC’s rules, the audit committee may delegate pre-approval authority to one or more of its independent members. If time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the chairperson of the audit committee has the authority to grant such pre-approval, provided that the chairperson is independent, and, in accordance with the Policy, will report such a pre-approval decision to the audit committee at the next scheduled meeting.

All Deloitte & Touche LLP services and fees in fiscal 2008 were pre-approved by the audit committee. The fees for the year-end audit were approved by the Chair of the audit committee, Mr. Kane, as authorized by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “FOR” Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding beneficial ownership of Common Stock as of April 15, 2009, for:

•	each person known by us to be the beneficial owner of more than five percent of the outstanding Common Stock;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 33,491,463 shares of Common Stock outstanding as of April 15, 2009. Options to purchase shares of Common Stock that are exercisable within 60 days of April 15, 2009, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Number of Shares	Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned	Class

FMR LLC(2)	4,980,990	14.87%
82 Devonshire Street Boston, MA 02109
Gilder, Gagnon, Howe & Co. LLC(3)	2,638,670	7.88%
1775 Broadway, 26th Floor New York, NY 10019
Entities Affiliated with Venrock Associates(4)	1,945,747	5.81%
3340 Hillview Avenue Palo Alto, CA 94304
Marsico Capital Management, LLC(5)	1,876,436	5.60%
1200 17th Street, Suite 1600 Denver, CO 80202
Next Century Growth Investors, LLC(6)	1,839,354	5.49%
5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416
Directors and Executive Officers
Jonathan Bush(7)	965,920	2.83%
Carl B. Byers(8)	306,982	*
Nancy G. Brown(9)	15,000	*
Robert L. Cosinuke(10)	37,500	*
Robert M. Hueber(11)	252,332	*
James M. MacDonald(12)	—	*
Ruben J. King-Shaw, Jr.(13)	45,000	*
Richard N. Foster(14)	52,500	*
Brandon H. Hull(15)	621,237	1.85%
John A. Kane(16)	60,000	*
Ann H. Lamont(17)	7,863	*
James L. Mann(18)	45,000	*
Todd Y. Park(19)	1,227,345	3.66%
Bryan E. Roberts(20)	1,945,772	5.81%
All executive officers and directors as a group (14 persons)(21)	3,111,199	8.98%

*	Represents beneficial ownership of less than one percent of outstanding Common Stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

(2)	Based solely on a Schedule 13G/A filed on February 17, 2009, by FMR LLC and Edward C. Johnson 3d, the Chairman of FMR LLC, reflecting the stockholder’s beneficial ownership as of December 31, 2008. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, serves as investment adviser to investment companies that directly own 4,426,712 shares of Common Stock. Mr. Johnson and FMR LLC, through its control of Fidelity, have the sole power to dispose of the shares owned by these investment companies, but do not have the sole power to vote or direct the voting of those shares, which power resides with the investment companies’ Boards of Trustees. FMR LLC’s beneficial ownership also includes 49,834 shares of Common Stock beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC, in its capacity as a registered investment advisor to individuals. Pyramis Global Advisors Trust Company(“PGATC”), a wholly owned subsidiary of FMR LLC, serves as investment manager of institutional accounts that directly own 492,691 shares of Common Stock. Mr. Johnson and FMR LLC, through its control of PGATC, have the sole power to dispose of the shares owned by the accounts managed by PGATC and the sole power to vote or direct the voting of 433,091 of those shares. Mr. Johnson also has sole voting and dispositive power over 11,753 shares of Common Stock.

(3)	Based solely on a Schedule 13G/A filed on February 17, 2009, by Gilder, Gagnon, Howe & Co. LLC(“GGHC”) reflecting the stockholder’s beneficial ownership as of December 31, 2008. GGHC has the shared power to dispose or to direct the disposition of 2,565,191 shares of Common Stock and the sole dispositive power and the sole power to vote or to direct the vote of 73,479 shares of Common Stock. These shares include 2,255,131 shares held in customer accounts over which partners and/or employees of GGHC have discretionary authority to dispose of or direct the disposition of the shares, 310,060 shares held in accounts owned by the partners of GGHC and their families, and 73,479 shares held in the account of the profit-sharing plan of GGHC.

(4)	Based on a Schedule 13G/A filed on February 17, 2009, by Venrock Associates, Venrock Associates II, L.P., Venrock Entrepreneurs Fund, L.P., and Venrock Management, LLC reflecting the stockholder’s beneficial ownership as of December 31, 2008. The entities reported, or were known by the Company to have, the following beneficial ownership: (i) 763,159 shares of Common Stock owned by Venrock Associates; (ii) 1,098,176 shares of Common Stock owned by Venrock Associates II, L.P.; (iii) 83,688 shares of Common Stock owned by Venrock Entrepreneurs Fund, L.P.; and (iv) 724 shares of Common Stock owned by Venrock Management, LLC. Venrock Management, LLC is the general partner of Venrock Entrepreneurs Fund, L.P. Each of the Venrock Entities has the shared power to vote or to direct the vote of 1,945,747 shares of Common Stock and shared power to dispose or to direct the disposition of 1,945,747 shares of Common Stock. Dr. Roberts is a managing general partner of Venrock Associates. As such, Dr. Roberts may be deemed to share voting and investment power with respect to all shares held by such entity. Dr. Roberts disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.

(5)	Based solely on a Schedule 13G filed on February 12, 2009, by Marsico Capital Management, LLC (“Marsico”) reflecting the stockholder’s beneficial ownership as of December 31, 2008. Marsico reported beneficial ownership and sole dispositive power of 1,876,436 shares of Common Stock and the sole voting power of 1,861,700 shares of Common Stock.

(6)	Based solely on a Schedule 13G/A filed on March 18, 2009, by Next Century Growth Investors, LLC, Thomas L. Press, and Donald M. Longlet reflecting the stockholder’s beneficial ownership as of December 31, 2008. Next Century Growth Investors, LLC is a registered investment advisor, and the shares are held in investment advisory accounts. The shares may be deemed to be beneficially owned by Next Century Growth Investors, LLC, by virtue of its investment discretion and/or voting power of client securities, which may be revoked; and Messrs. Press and Longlet, as a result of their positions with and ownership positions in Next Growth Investors, LLC, which could be deemed to confer upon each of them voting and/or investment power over the shares. Each of Next Growth Investors, LLC and Messrs. Press and Longlet disclaim beneficial ownership of the shares except to the extent of their pecuniary interest, if any.

(7)	Includes 619,905 shares of Common Stock issuable to Mr. Bush upon exercise of stock options, 38,985 of which are subject to a pre-existing divorce settlement agreement with his former wife that covers the disposition of the options for her benefit. Excludes 13,995 shares held by the Jonathan J. Bush, Jr. 2007 Grantor Retained Annuity Trust, the beneficiaries of which are Mr. Bush and certain of his children. Todd Park serves as trustee of this trust and has sole voting and dispositive power over such shares. Excludes 238,500 shares held by a the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children of which Todd Park and Mr. Park’s wife serve as co-trustees, who together acting by unanimous consent have sole voting and dispositive power over such shares. Excludes 100,000 shares held by The Jonathan J. Bush, Jr. Grantor Retained Annuity Trust Dated July 15, 2008, the beneficiaries of which are Mr. Bush and certain of his children. Todd Park serves as trustee of this trust and has sole voting and dispositive power over such shares.

(8)	Includes 61,250 shares of Common Stock issuable to Mr. Byers upon exercise of stock options.

(9)	Includes 15,000 shares of Common Stock issuable to Ms. Brown upon exercise of stock options.

(10)	Includes 37,500 shares of Common Stock issuable to Mr. Cosinuke upon exercise of stock options.

(11)	Includes 212,825 shares of Common Stock issuable to Mr. Hueber upon exercise of stock options.

(12)	Mr. MacDonald resigned from his position as Chief Operating Officer and as an employee of the Company as of October 10, 2008, but is included in this table for informational purposes due to his status as a named executive officer.

(13)	Includes 15,000 shares of Common Stock issuable to Mr. King-Shaw, Jr. upon exercise of stock options. Includes 30,000 shares held by Mansa Equity Partners, Inc. Mr. King-Shaw, Jr., as Chief Executive Officer of Mansa Equity Partners, Inc., holds voting and dispositive power over these shares.

(14)	Includes 52,500 shares of Common Stock issuable to Mr. Foster upon exercise of stock options.

(15)	Includes 306,446 shares of Common Stock held by Cardinal Health Partners, L.P.(“Fund I”), 232,184 shares of Common Stock held by CHP II L.P.(“Fund II”), and 82,607 shares of Common Stock held directly by Mr. Hull. Cardinal Health Partners Management, L.L.C. is the General Partner of Fund I. CHP II Management, L.L.C. is the General Partner of Fund II. Mr. Hull is a managing member of CHP II Management, L.L.C. and Cardinal Health Partners Management, L.L.C. As such, Mr. Hull may be deemed to share voting and investment power with respect to all shares held by Fund I and Fund II.

(16)	Includes 60,000 shares of Common Stock issuable to Mr. Kane upon exercise of stock options.

(17)	Includes 682 shares of Common Stock held by the Lamont Children’s 1998 Trust dated July 23, 1998, the beneficiaries of which are Ms. Lamont’s children. Edward V. O’Hanlan serves as trustee of this trust and has sole voting and dispositive power over such shares. Ms. Lamont has the shared power to vote and dispose of 7,181 shares of Common Stock with her husband Edward M. Lamont, Jr.

(18)	Includes 45,000 shares of Common Stock issuable to Mr. Mann upon exercise of stock options.

(19)	Includes 11,250 shares of Common Stock issuable to Mr. Park upon exercise of stock options. Includes 13,995 shares of Common Stock held by the Jonathan J. Bush, Jr. 2007 Grantor Retained Annuity Trust, the beneficiaries of which are Mr. Bush and certain of his children. Todd Park serves as trustee of this trust and has sole voting and dispositive power over such shares. Includes 238,500 shares of Common Stock held by the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children of which Todd Park and Mr. Park’s wife serve as co-trustees, who together acting by unanimous consent have sole voting and dispositive power over such shares. Includes 100,000 shares of Common Stock held by The Jonathan J. Bush, Jr. Grantor Retained Annuity Trust Dated July 15, 2008, the beneficiaries of which are Mr. Bush and certain of his children. Todd Park serves as trustee of this trust and has sole voting and dispositive power over such shares.

(20)	Includes the shares held by Venrock Associates, Venrock Associates II, L.P., Venrock Entrepreneurs Fund, L.P., and Venrock Management, LLC described in footnote 4 and 25 shares of Common Stock held directly by Dr. Roberts. Dr. Roberts is a managing general partner of Venrock Associates. As such, Dr. Roberts may be deemed to share voting and investment power with respect to all shares held by such entity.

(21)	Includes an aggregate of 1,143,355 shares of Common Stock issuable upon exercise of stock options held by fourteen of our executive officers and directors.

COMMITTEE REPORTS

The following reports by our compensation committee and audit committee shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. Neither report shall be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference into such filing.

Audit Committee Report

The audit committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing their independence; reviewing and approving the planned scope of the Company’s annual audit; reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP; the oversight of the Company’s internal audit function; reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing the Company’s critical accounting policies and estimates and the application of U.S. generally accepted accounting principles.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008, with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

THE AUDIT COMMITTEE

John A. Kane (Chair)
Brandon H. Hull
Ruben J. King-Shaw, Jr.
Bryan E. Roberts

Compensation Committee Report

We, the compensation committee of the Board of Directors of athenahealth, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ending December 31, 2008.

THE COMPENSATION COMMITTEE

James L. Mann (Chair)
Richard N. Foster
Ann H. Lamont

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our named executive officers, or NEOs, include the individuals who served as our chief executive officer and chief financial officer, as well as our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) who served in such capacities as of December 31, 2008. James M. MacDonald would have been among our three other top compensated employees but for the fact that he was no longer an executive officer at the end of 2008. For 2008, our NEOs were:

•	Jonathan Bush, Chief Executive Officer, President, and Chairman;

•	Carl B. Byers, Senior Vice President, Chief Financial Officer, and Treasurer;

•	Nancy G. Brown, Senior Vice President, Business Development & Government Affairs;

•	Robert L. Cosinuke, Senior Vice President and Chief Marketing Officer;

•	Robert M. Hueber, Senior Vice President, Sales; and

•	James M. MacDonald, Executive Vice President and Chief Operating Officer.

Effective October 10, 2008, Mr. MacDonald resigned from his position as Chief Operating Officer and as an employee of the Company.

Evolution of Our Compensation Approach

The approach we have taken to executive compensation has been an adaptive process that continues to evolve with our growth. Recommendations regarding executive officer compensation, comprised of base salary, a short-term incentive plan, and a long-term incentive plan, have had increasing levels of rigor applied. Prior to our initial public offering in September 2007, such decisions had been discretionary, initially made by the Chief Executive Officer and passed along to the compensation committee for their recommendations and approval by our Board of Directors. In the past two years, we have increased the use of benchmarking and salary surveys to assist with these executive compensation recommendations. Within the surveys, our executives’ jobs have been benchmarked against selected peer companies, targeting specific competitive objectives. This empirical approach enabled the base salary recommendations for this year to rely less on subjective determinations by the Chief Executive Officer and more on clearly defined competitive ranges. Short-term incentives for executives are now awarded based on their applicable corporate and/or divisional scorecard. The resulting total cash compensation (base salary plus short-term incentive award) is now measured against the total cash compensation for that particular position in the survey. We continue to use stock options as our long-term incentive compensation. Unlike total cash compensation, however, the distribution of these long-term awards is more prescriptive in nature, since the award levels are set based on each executive’s level of performance and potential to contribute to our growth. In light of our continued

corporate growth and evolution, we will review our long-term incentive strategy to determine if we should continue our emphasis on stock options or consider the use of other long-term awards, such as restricted stock. We expect to benchmark executive compensation on an annual basis in the future to ensure that we remain appropriately positioned in a changing marketplace.

Our Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to attract, retain, and motivate highly qualified executives and to align their interests with the interests of our stockholders. Our business model is based on our ability to establish long-term relationships with clients and to maintain our strong mission, client focus, entrepreneurial spirit, and team orientation. We have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements, and fixed versus contingent payments in ways that we believe are most appropriate to motivate senior management and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business, creative contribution, and a drive to achieve established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development, and expansion of our business;

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested; and

•	take strategic advantage of the market opportunity to expand and grow our business.

We believe that having a compensation program designed to align executive officers’ interests to achieve business results and to reinforce accountability is the cornerstone to successfully implementing and achieving our strategic plan. In determining the compensation of our executive officers, we are guided by the following key principles:

•	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied to financial performance, so that executives are held accountable through their compensation for contributions to the performance of the Company as a whole through the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied to the executive’s performance to encourage and reflect individual contributions to our performance. We consider individual performance, as well as performance of the businesses and responsibility areas that each executive oversees, and weigh these factors as appropriate in assessing that executive’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied to our financial performance through equity awards to align executives’ interests with those of our stockholders.

Our executive compensation structure not only aims to be competitive in our industry, but also to be fair relative to the compensation paid to other professionals within our organization, our short-term and long-term performance, and the value we deliver to our stockholders. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved.

Determination of Executive Compensation Awards

Historically, compensation decisions for our executive officers were approved by our Board of Directors upon the recommendation of our compensation committee, which in turn relied upon the recommendation of our Chief Executive Officer. We have traditionally placed significant emphasis on the recommendation of our Chief Executive Officer with respect to the determination of executive compensation (other than his own), in particular with respect to the determination of base salary, cash incentives, and equity incentive awards, and typically followed such recommendations as presented by him. Currently, our compensation committee is responsible for administering our executive compensation program, although we continue to rely, in part, upon the advice and recommendations of our Chief Executive Officer, particularly with respect to those executive officers that report directly to him.

Beginning in January 2007, our management engaged and retained Axiom Consulting Partners, a compensation consultant, to conduct an assessment of our current executive compensation practices for our NEOs. These market surveys compare the compensation paid to our Chief Executive Officer and our other NEOs to executives at similar management levels and functions at over fifty software, information technology services, and other technology-oriented companies that are located in metropolitan areas and have annual revenue of between approximately $100 million and $200 million. The companies included in our peer group are Advertising.com, Inc.; Altiris, Inc.; Amadeus Americas Inc.; Aspen Technology, Inc.; Blackboard, Inc.; Calence, Inc.; CareTech Solutions, Inc.; CCC Information Services Inc.; Classmates Online, Inc.; Cobalt Group, Inc.; Datatel, Inc.; Douglas Stewart Company; Dynamics Research Corporation; Federal Reserve Information Technology; First Consulting Group, Inc.; Group 1 Software, Inc.; Harland Financial Solutions; HouseValues, Inc.; Infocrossing, Inc.; Infor Global Solutions; Intelligroup, Inc.; InterSystems Corp.; JDA software Group; Kanbay International Inc.; MapInfo Corp.; Micro Focus International, Ltd.; MicroStrategy, Inc.; MRO Software, Inc.; MSA Software Corp.; MSCI Barra; Open Solutions, Inc.; Oracle (Retek); Pegasus Solutions, Inc.; Pegasystems, Inc.; Pioneer Electronics USA, Inc.; Primavera Systems, Inc.; Quark, Inc.; RealNetworks, Inc.; RedPrairie; RWD Technologies, Inc.; SolidWorks Corp.; SPL WorldGroup; SPSS; Stellent, Inc.; Synovate; Tectura Corp.; Thomson NETg; webMethods, Inc.; Websense, Inc.; Wizards of the Coast; and Xantrex Technology, Inc.

In determining 2008 compensation, the compensation committee aimed to pay our NEOs at the 60th percentile of the Axiom market survey results for base salary compensation, at the 60th percentile for total cash compensation (i.e., base salary plus cash incentives awards) for achievement of pre-defined performance objectives, and at the 75th percentile for total cash compensation for superior achievement in excess of these pre-defined objectives. For NEOs other than our Chief Executive Officer, the pre-defined performance objectives were established in the form of scorecards based on corporate and similar metrics, and, in the case of our Chief Executive Officer, in the form of specified financial targets (each as described in more detail below). For 2008, the compensation committee met or exceeded the percentile objective for base salary for most NEOs and met or exceeded the percentile objective for all NEOs with respect to total cash compensation.

Many executives at other companies in our peer group are facing salary reductions and the loss of bonuses this year, due largely to the recession and the financial strain on their employers. Because of the reduction in compensation at other companies in our peer group, our success in 2008 and our current financial condition, the Company felt that the use of current benchmarking data would not be appropriate in 2009. Therefore, in setting compensation for 2009, the compensation committee continued to rely on the Axiom market survey from early 2008, meeting or exceeding the percentile objectives for both base salary and total cash compensation for each NEO as it did in 2008.

Components of our Executive Compensation Program

Our executive compensation program currently consists of three components:

•	base salary;

•	cash incentives linked to corporate (and in some cases departmental and individual) performance, paid either in quarterly installments or, in the case of our Chief Executive Officer, annually; and

•	periodic grants of long-term stock-based compensation, such as stock options.

Our compensation philosophies with respect to each of these elements, including the basis for the compensation awarded to each of our executive officers, are discussed below. In addition, although each element of compensation described below is considered separately, the compensation committee takes into account the aggregate compensation package for each individual in its determination of each individual component of that package. The committee’s philosophy is to put significant weight on those aspects of compensation tied to performance, such as annual cash incentives based on measurable performance objectives and long-term incentives in the form of stock options.

Base Salary

The base salary of each of our NEOs is reviewed on an annual basis. With respect to each NEO, 2008 base salary was largely determined based on the goal of paying NEOs at the 60th percentile of the market survey results for base salary compensation. While mindful of competitive factors in determining base salary for our executive officers, our compensation philosophy places significant weight on those aspects of compensation tied to performance, such as annual cash incentives and long-term incentives in the form of stock options, as further described below. Generally, executive officer salary adjustments are effective as of the first quarter of each year.

The base salaries in 2008 for each of the NEOs, except Mr. Byers, met or exceeded the 60th percentile, based on the market survey results for base salary compensation. With the changes to 2009 base salaries, the compensation committee approved salaries exceeding the 60th percentile for Messrs. Bush, Cosinuke, and Hueber and Ms. Brown, and, although the base salary for Mr. Byers is still below the 60th percentile of the median of the companies surveyed, the significant increase in his salary set forth below reflects the effort of the compensation committee to move his base salary toward the 60th percentile. The compensation committee intends to reach this objective over time for Mr. Byers as our annual revenue grows closer to the level of annual revenue of the companies in the Axiom market survey. However, the compensation committee has not set a specific date as a deadline for achieving this objective.

The following table sets forth base salaries of our NEOs for 2008 and 2009 and the percentage increase in the salary for each NEO:

			% Increase
Executive	2008 Salary(1)	2009 Salary	(2008-2009)

Jonathan Bush	$400,000	$420,000	5.0%
Carl B. Byers	250,000	270,000	8.0
Nancy G. Brown	250,000	255,000	2.0
Robert L. Cosinuke	250,000	257,000	2.8
Robert M. Hueber	250,000	255,500	2.2
James M. MacDonald(2)	315,000	—	—
David E. Robinson(3)	—	250,000	—

(1)	Represents base salary during 2008 on an annualized basis. Due to the Company’s payroll schedule, the amounts actually paid during 2008 varied slightly from these figures. For the amounts actually paid during 2008, please see “— Summary Compensation Table” below.

(2)	Mr. MacDonald resigned from his position as Chief Operating Officer and as an employee of the Company as of October 10, 2008.

(3)	Mr. Robinson began his employment with the Company as its Executive Vice President and Chief Operating Officer on February 24, 2009. Although Mr. Robinson does not qualify as a NEO for 2008, we anticipate that his compensation for 2009 will require his inclusion in the proxy statement for the 2010 Annual Meeting of Stockholders, and are therefore providing data regarding his budgeted 2009 compensation for informational purposes.

Cash Incentives Awards

2008 Awards

For 2008, cash incentive awards for Messrs. Byers, Cosinuke, Hueber, and MacDonald and Ms. Brown were tied to the achievement of our company goals and objectives, which are set forth in the corporate and growth scorecards described below. For 2008, cash incentive awards for Mr. Bush were tied to our Adjusted Net Income scorecard described below. Cash incentive awards were paid to Messrs. Byers, Cosinuke, Hueber, and MacDonald and Ms. Brown on a quarterly basis. The compensation committee set a bonus target amount for each of these executive officers that was equal to a specified percentage of their base salary, as set forth below. The target percentage was adjustable up or down based on our performance as measured against the corporate and growth scorecards. In 2008, the bonus percentage earned was adjusted (upward or downward, as applicable) by 2% for every 1% of variance from the applicable scorecard target. The annual performance bonus for the first three quarters was based on a year-to-date corporate or growth scorecard value, as applicable, and the annual performance bonus for the fourth quarter was based on the annual scorecard values, as applicable, when those values are calculated. Our compensation committee approved the corporate and growth scorecards as summarized below.

Corporate Scorecard.  2008 cash incentive compensation for Mr. Byers and Mr. MacDonald was based on our corporate scorecard, with the exception that Mr. MacDonald’s calculation did not include the booking portion of that scorecard. For 2008 our corporate scorecard was comprised of nine specific financial, growth, client performance, stability, and client satisfaction metrics, as set forth below, and each metric was assigned a different percentage value of the overall scorecard value. These categories of performance metrics were designed to capture all of the important operational and financial aspects of the organization and can be broken down as follows:

•	The financial metrics comprised 25% of the overall scorecard value and consisted of revenue targets and operating income targets.

•	The growth metric comprised 25% of the overall scorecard value and consisted of the estimated value of new contracts, which we refer to as bookings.

•	The client performance metrics comprised 25% of the overall scorecard value and consisted of client days-in-accounts-receivable, or DAR, the amount of client claims that are written off and not collected, and the ratio of items that we classify into work queues for our clients’ attention to the number of items posted for our clients, which we refer to as the client work rate.

•	The stability metrics comprised 10% of the overall scorecard value and consisted of the voluntary turnover rate and employee engagement, the latter of which is included for informational purposes and not counted toward the stability metric value.

•	The client satisfaction metric comprised 15% of the overall scorecard value and consisted of the client satisfaction rate.

Since the components of the corporate scorecard, other than the financial metrics that are discussed below, contain highly sensitive data such as service operation results, we do not disclose all of our specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm. We believe the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. The elements included in the corporate scorecard have changed over time as we gain experience using them, and are likely to be adjusted in the future as well.

Our corporate scorecard for 2008 contained two financial metrics: total revenue and operating income. Our 2008 total revenue and operating income targets are summarized below.

	Q1	Q1	Q2	Q2	Q3	Q3	Q4	Q4	Annual	Annual
Metric	Target	Score	Target	Score	Target	Score	Target	Score	Target	Score
Total revenue	$30.0 million	99.2%	$32.6 million	101.3%	$34.9 million	101.6%	$37.0 million	111.8%	$134.5 million	103.8%
Operating income	$2.2 million	116.3%	$3.6 million	108.3%	$5.8 million	78.5%	$7.6 million	86.3%	$19.2 million	91.5%

The above-referenced performance targets should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these targets was to establish a method for determining the payment of cash based incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

Since the targeted bookings growth metric in the corporate scorecard and growth scorecard is highly sensitive data, we do not disclose the specific performance measure and target for this metric because we believe that such disclosure would result in serious competitive harm. We set the targets for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. Additionally, the value associated at the time of booking was an estimate of the revenue that we expected to receive from new clients which, in turn, was based on an estimate of what those clients’ total collections would be using our services. The number was an estimate based on an estimate, which means it was inherently volatile and cannot be used to predict actual revenue.

Growth Scorecard.  2008 cash incentive compensation for Ms. Brown, Mr. Cosinuke, and Mr. Hueber was based on our growth scorecard. For 2008, our growth scorecard was comprised of ten specific financial, client satisfaction, operations, and employee-based metrics as set forth below, with each metric assigned a different percentage value of the overall scorecard value in similar fashion to the corporate scorecard discussed above. These categories of performance metrics were designed to capture important growth aspects of the organization and can be broken down as follows:

•	The financial metrics comprised 45% of the overall scorecard value and consisted of bookings and cost of bookings targets, which is defined as spend as a percent of bookings.

•	The client satisfaction metric comprised 15% of the overall scorecard value and consisted of the client satisfaction rate and new client satisfaction.

•	The operations metrics comprised 30% of the overall scorecard value and consisted of quarterly sales forecast accuracy; the number of sales meetings with small and group practices; and the number of sales proposals delivered to small and group practices.

•	The employee-based metrics comprised 10% of the overall scorecard value and consisted of headcount forecast accuracy in sales, marketing, and service development areas; the voluntary turnover rate in sales, marketing, and service development areas; and employee engagement, the last of which is included for informational purposes and not counted toward the employee-based metric value.

Since the components of the growth scorecard, other than the revenue metric which is discussed above, contain highly sensitive data, such as sales results, we do not disclose all of our specific performance measures and targets because we believe that such disclosure would result in serious competitive harm. We believe that the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. The elements included in the growth scorecard have changed over time as we gain experience using them, and are likely to be adjusted in the future as well.

As described above, in 2008 the bonus percentage earned was adjusted by 2% for every 1% of variance from the applicable scorecard target. For the 2008 corporate scorecard, as of the end of the fourth quarter, the financial metrics were 96.4% of target, the growth metrics were 135.7% of target, the client performance metrics were 95.1% of target, the stability metrics were 97.4% of target, and the client satisfaction metrics were 96.3% of target. Overall, the 2008 corporate scorecard was 106.0% of target. Since that number was 6.0% above target, the target bonus percentage for Mr. Byers was increased by 12%. Mr. MacDonald left the company prior to year-end and was paid from the 2008 corporate scorecard as of the end of the third quarter. Overall, the 2008 corporate scorecard was 108% of target as of the end of the third quarter. Since that number was 8% above target, the target bonus percentage for Mr. MacDonald was increased by 16%. For the 2008 growth scorecard, as of the end of the fourth quarter, the financial metrics were 135.2% of target, the client satisfaction metric was 102.8% of target, the operations metrics were 91.0% of target, and the employee-based metrics were 109.4% of target. Overall, the 2008 growth scorecard was 114.5% of target, as of the end of the fourth quarter. Since that number was 14.5% above target, the target bonus percentage for Ms. Brown, Mr. Cosinuke, and Mr. Hueber was increased by 29.0%.

The following table contains the original and adjusted 2008 bonus target percentages for each of the following NEOs based on the amounts attributable to the corporate scorecard, corporate scorecard excluding bookings, and growth scorecard, as applicable:

		Bonus% As
		Adjusted for
		Corporate
	Bonus% at	Scorecard	Bonus%	Bonus% As
	100%	Results	at 100%	Adjusted
	Achievement	(Through Q4 for	Achievement of	for Growth
	of Corporate	Mr. Byers and	Growth	Scorecard
	Scorecard	Through Q3 for	Scorecard	Results
Executive	Goals	Mr. MacDonald)	Goals	(Through Q4)

Carl B. Byers	60.0%	72.0%	—	—
Nancy G. Brown	—	—	60.0%	89.0%
Robert L. Cosinuke	—	—	60.0%	89.0%
Robert M. Hueber	—	—	60.0%	89.0%
James M. MacDonald	70.0%	86.0%	—	—

Adjusted Net Income Scorecard.  Our Chief Executive Officer’s 2008 bonus was based primarily on the GAAP net income of the Company for 2008, excluding Employee Stock Purchase Plan and stock option plan expenses (“Adjusted Net Income”), which was $34.429 million. This goal was based on the compensation committee’s interest in linking Mr. Bush’s annual cash incentive compensation directly to our profitability. In reviewing Adjusted Net Income following the close of the 2008 fiscal year, the compensation committee agreed to (1) exclude an extraordinary tax item realized in the fourth quarter, (2) add the amount of a loss due to an interest rate swap entered into with Bank of America, N.A. to hedge interest rate risk under certain loans, and (3) add the expense associated with higher-than-budgeted sales compensation related to higher-than-planned bookings. The compensation committee agreed that the changes were appropriate to account for the financial implications of reasonable business dynamics not anticipated when the target was set. Based on the Adjusted Net Income achievement in 2008, adjusted as set forth above, the compensation committee approved Mr. Bush’s bonus of $358,693. He was also granted a stock option to purchase 60,000 shares of Common Stock, which option was priced at fair market value on March 2, 2009.

Although the compensation committee has discretion to award annual cash incentives when targets are not met, historically no discretion has been exercised by the compensation committee in determining whether the targets described above have been achieved as the targets are objective.

2009 Target Awards

In 2009, Mr. Byers will receive cash incentive awards based on the 2009 corporate scorecard weighted at 50% and the 2009 G&A scorecard weighted at 50%. Messrs. Cosinuke and Hueber and Ms. Brown will receive cash incentive awards based on the 2009 corporate scorecard weighted at 50% and the 2009 growth scorecard weighted at 50%. Mr. Robinson will receive cash incentive awards based on the 2009 corporate scorecard. Mr. Bush’s 2009 cash incentive compensation program is based on the Income before Taxes of the Company for 2009, excluding expenses associated with stock option accounting and any expenses associated with accounting for the interest rate swap (“Income Before Taxes”). This incentive ranges from $86,000 to $420,000, depending on the level of Income Before Taxes. If Mr. Bush receives a bonus of $420,000, this would result in an incentive for Mr. Bush that places his total cash compensation at the 75% percentile. The compensation committee approved this plan in March of 2009.

In 2009, the corporate scorecard is comprised of the following measures: revenue weighted at 10%, operating income weighted at 15%, estimated one-year value of new bookings weighted at 25%, client satisfaction weighted at 15%, client days-in-accounts-receivable weighted at 10%, lost patient care revenue weighted at 5%, the client work rate weighted at 10%, and the employee voluntary turnover rate weighted at 10%.

In 2009, the G&A scorecard is comprised of the following measures: G&A as a percentage of revenue weighted at 20%, corporate employee engagement (excluding the G&A division) weighted at 30%, corporate systems survey weighted at 5%, budget vs. actual headcount weighted at 10%, workdays to close the books weighted at 10%, workdays to deliver key reporting weighted at 10%, sales contracts requiring legal intervention weighted at 5%, and the G&A employee voluntary turnover rate weighted at 10%.

In 2009, the growth scorecard is comprised of the following measures: estimated one-year value of new bookings weighted at 40%, cost of bookings weighted at 5%, client satisfaction weighted at 7.5%, new client satisfaction weighted at 7.5%, new meetings for small and group at 8%, new proposals for small and group at 8%, quarterly forecast accuracy at 9%, and the growth division employee voluntary turnover rate weighted at 15%.

The 2009 targets are as follows:

	Bonus% at	Bonus%
	100%	at 100%
	Achievement of	Achievement
	Corporate	of Corporate
	Scorecard	Scorecard	Bonus% at
	Goals	Goals	100%
	(50% Weighting)	(50% Weighting)	Achievement	Bonus
	and G&A	and Growth	of Corporate	Amount
	Scorecard Goals	Scorecard Goals	Scorecard	at Target
Executive	(50% Weighting)	(50% Weighting)	Goals	Achievement

Carl B. Byers	60.0%	—	—	$162,000
Nancy G. Brown	—	60.0%	—	$153,000
Robert L. Cosinuke	—	60.0%	—	$154,200
Robert M. Hueber	—	70.0%	—	$178,850
David E. Robinson	—	—	70.0%	$175,000

Since the components of the corporate, G&A, and growth scorecards contain highly sensitive data such as targeted revenue growth, estimated bookings, and service operation results, we do not disclose specific performance measures and targets because we believe that such disclosure would result in serious competitive harm. The compensation committee designed these targets within these scorecards to be challenging but attainable if we have what we consider to be a successful year. Although the compensation committee has discretion to award annual cash incentives when targets are not met, historically no discretion has been exercised by the compensation committee in determining whether the targets have been achieved as the targets are objective.

Long-Term Stock-Based Compensation

Our long-term compensation program has historically consisted solely of stock options. Option grants made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, our executives participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry-based. Additionally, stock options provide a means of promoting the retention of our executive officers, in that they are in almost all cases subject to vesting over an extended period of time.

Stock options provide executives with a significant and long-term interest in our success. By only rewarding the creation of stockholder value, we believe that stock options provide our NEOs with an effective risk and reward profile. Although it is our current practice to use stock options as our sole form of long-term incentive compensation, the compensation committee reviews this practice on an annual basis in light of our overall business strategy, existing market-competitive best practices, and other factors.

Stock options are granted periodically and are subject to vesting based on the executive’s continued employment. Historically we have granted our executive officers a combination of incentive stock options that vest over a period of time and non-qualified stock options that are immediately exercisable but the shares issued upon the exercise of which are subject to vesting. Incentive stock options were the primary type of stock options granted to our executive officers early in the company’s development. Starting in 2000, we granted non-qualified stock options that were immediately exercisable, because this approach enabled exercise prior to vesting, which provided certain advantages with regard to achieving stock ownership sooner and at a time when the fair value of stock was lower. Most options vest evenly over four years, beginning on the date of the grant.

Prior to our initial public offering in September 2007, the exercise price of options was determined by our Board of Directors, with input from management, after taking into account a variety of factors, including the nature and history of our business and our significant accomplishments and future prospects.

The number of shares for which stock options granted to our NEOs are exercisable is determined by the compensation committee in its discretion. Grants have not been formula-based, but instead have historically been granted taking into account a mixture of the following qualitative factors: the executive’s level of responsibility; the competitive market for the executive’s position; the executive’s potential contribution to our growth; and the subjective assessment of the professional effectiveness and capabilities of the executive as determined by our Chief Executive Officer for our NEOs other than our Chief Executive Officer and by our compensation committee for our Chief Executive Officer. Although the specific number of shares for which an option is exercisable is not attributable to any specific factor, we have placed the most emphasis in determining the number of shares on trends in the competitive market for the executive’s position and the executive’s potential contribution to our success.

Additionally, larger awards have typically been made to the NEOs that have areas of responsibility and function that are more likely to build long-term stockholder value as determined by how directly linked their areas of responsibility and function are to the growth of the Company. Relative to other NEOs, larger awards are typically made to Mr. Bush in light of his responsibility and function.

On December 9, 2007, our compensation committee approved the following non-qualified stock option awards. The compensation committee approved awards for Messrs. Byers, Hueber, and MacDonald and Ms. Brown as part of the annual performance review taking into account the recommendations of our Chief Executive Officer, which were based on his subjective assessment of the professional effectiveness and capabilities of these executives, the nature and scope of their areas of responsibility, and the number of unvested options remaining to each individual. The awards for Messrs. Byers, Hueber, and MacDonald and Ms. Brown were granted as of February 1, 2008. The compensation committee approved Mr. Cosinuke’s award in connection with his hiring, taking into account the recommendation of our Chief Executive Officer, which was based on his subjective assessment that such an award was necessary to remain competitive with other prospective employers. Mr. Cosinuke’s award was granted as of January 2, 2008. All of the awards were granted with an exercise price per share equal to the closing market price per share of Common Stock on the NASDAQ Global Market on the respective grant date.

Executive	Number of Shares	Exercise Price($/Sh)

Carl B. Byers	45,000	$33.24
Nancy G. Brown	30,000	33.24
Robert L. Cosinuke	150,000	35.26
Robert M. Hueber	20,000	33.24
James M. MacDonald	40,000	33.24

On February 15, 2008, our compensation committee approved the following non-qualified stock option awards. These awards were premised on the fact that, on January 16, 2002, the Board of Directors approved amendments to the employment agreements of Messrs. Bush and Byers, which provided that the Company would grant them options to purchase 120,000 and 30,000 shares of Common Stock, respectively, if the Company achieved a positive net income for three consecutive months and had $10.0 million or more of cash, cash equivalents, and short-term investments on hand. Messrs. Bush and Byers’s options would, if the grant conditions were met and the grants were made, begin vesting on January 1, 2001, and would vest fully over four years. On February 15, 2008, the compensation committee determined that, during the fourth quarter of 2007, the Company achieved a positive net income for three consecutive months and during that time retained at least $10.0 million in cash or cash equivalents. Pursuant to their employment agreements, Messrs. Bush and Byers were granted the awards as of March 3, 2008, with an exercise price per share equal to the closing market price per share of Common Stock on the NASDAQ Global Market on that date.

Executive	Number of Shares	Exercise Price ($/Sh)

Jonathan Bush	120,000	$32.72
Carl B. Byers	30,000	32.72

Additionally, on February 15, 2008, the compensation committee approved the grant of a non-qualified stock option to purchase 49,500 shares of Common Stock to Mr. Bush. The award was based upon the Company’s performance against its 2007 goal for annual earnings before interest, taxes, depreciation, and amortization, adjusted to exclude stock-based compensation expense (“Adjusted EBITDA”). This goal was based on the compensation committee’s interest in linking Mr. Bush’s equity compensation directly to our profitability. Based on the Adjusted EBITDA achievement in 2007, the compensation committee granted Mr. Bush’s award as of March 3, 2008, with an exercise price per share of $32.72, the closing market price per share of Common Stock on the NASDAQ Global Market on that date.

On February 24, 2009, our compensation committee approved the following stock option awards. The compensation committee approved awards for Messrs. Byers, Cosinuke, and Hueber and Ms. Brown as part of the annual performance review, taking into account the recommendations of our Chief Executive Officer, which were based upon his subjective assessment of the professional effectiveness and capabilities of these executives, the nature and scope of their areas of responsibility, and the number of unvested options remaining to each individual. The compensation committee approved Mr. Bush’s award based upon the compensation committee’s subjective assessment of his performance in 2008. The compensation committee approved Mr. Robinson’s award in connection with his hiring, taking into account the recommendation of our Chief Executive Officer, which was based on his subjective assessment that such an award was necessary to remain competitive with other prospective employers. All of the awards were granted as of March 2, 2009, with an exercise price per share equal to the closing market price per share of Common Stock on the NASDAQ Global Select Market on that date.

		Number of
	Number of Incentive	Non-Qualified
Executive	Stock Options	Stock Options	Exercise Price ($/Sh)

Jonathan Bush	15,580	44,420	$25.67
Carl B. Byers	15,580	14,420	25.67
Nancy G. Brown	15,580	14,420	25.67
Robert L. Cosinuke	15,580	14,420	25.67
Robert M. Hueber	15,580	24,420	25.67
David E. Robinson	0	210,000	25.67

We have granted stock options as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), subject to the volume limitations contained in the Internal Revenue Code, and we may, in the future, grant non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would receive for a non-qualified stock option. We may choose to grant incentive stock options in order to provide these potential tax benefits to our executives and because of the limited expected benefits to our company of the potential tax deductions as a result of our historical net losses.

Timing of Equity Grants

Our equity award grant policy formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants must be approved by our compensation committee or Chief Executive Officer. All stock options will be awarded at fair value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will only be granted on the first business day of any month, as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis.

In December 2007, our Board of Directors delegated authority to our Chief Executive Officer to make equity grants of up to 50,000 shares to employees but not to non-employees or Section 16 officers. All grants of equity to Section 16 officers or non-employees or grants of 50,000 shares or more require approval of the compensation committee.

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health, dental, and vision insurance;

•	life insurance;

•	short- and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Starting July 1, 2007, we now provide a qualified matching contribution to each employee, including our executive officers, who participate in our 401(k) plan. This matching policy provides a match of one-third of contributions up to 6% of eligible compensation.

Employment Agreements and Change of Control Arrangements

Jonathan Bush.  We are party to an employment agreement with Jonathan Bush for the position of Chief Executive Officer. The agreement provides for at-will employment and a base annual salary subject to annual review. Mr. Bush currently receives a base salary of $420,000. Mr. Bush is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company. He is also eligible for a bonus as described above.

Carl B. Byers.  We are party to an employment agreement with Carl B. Byers for the position of Chief Financial Officer. The agreement provides for at-will employment and for a base annual salary subject to annual review. Mr. Byers currently receives a base salary of $270,000. Mr. Byers is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company and is eligible for a bonus as described above.

Nancy G. Brown.  We are party to an employment agreement with Nancy G. Brown for the position of SVP, Business Development & Government Affairs. The agreement provides for at-will employment and for a base annual salary subject to annual review. Ms. Brown currently receives a base salary of $255,000. Ms. Brown is eligible to participate in our employee benefit plans, to the extent that she is eligible for those plans, on the same terms as other similarly situated executive officers of the Company and is eligible for a bonus as described above. The agreement provides for a severance equal to the severance amount paid to other senior management upon termination.

Robert L. Cosinuke.  We are party to an employment agreement with Robert L. Cosinuke for the position of Chief Marketing Officer. The agreement provides for at-will employment and for a base annual salary subject to annual review. Mr. Cosinuke currently receives a base salary of $257,000. Mr. Cosinuke is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company and is eligible for a bonus as described above.

Robert M. Hueber.  We are party to an employment agreement with Robert M. Hueber for the position of SVP, Sales. The agreement provides for at-will employment and for a base annual salary subject to annual review. Mr. Hueber currently receives a base salary of $255,500. Mr. Hueber is eligible to participate in our employee benefit plans, to the extent that he is eligible for those plans, on the same terms as other similarly situated executive officers of the Company and is eligible for a bonus as described above. The agreement provides for a severance equal to the severance amount paid to other senior management upon termination.

James M. MacDonald.  We were party to an employment agreement with James M. MacDonald for the position of Chief Operating Officer. The agreement provided for at-will employment. The agreement provided for a base salary subject to annual review and a onetime grant of a stock option to purchase 330,000 shares of Common Stock. Mr. MacDonald’s base salary in 2008 was $315,000. Mr. MacDonald resigned from his position as Chief Operating Officer and as an employee of the Company as of October 10, 2008.

David E. Robinson.  We are party to an employment agreement with David E. Robinson for the position of Chief Operating Officer. The agreement provides for at-will employment, with a base salary subject to annual review and a one-time grant of an option to purchase 210,000 shares of Common Stock. Mr. Robinson began his employment with the Company on February 24, 2009, with a base salary of $250,000, and is eligible for a bonus as described above. If Mr. Robinson’s employment is terminated in the first year, the Company is obligated to pay any unpaid portion of his housing allowance, which is for expenses actually incurred, up to $84,000 per year.

Equity Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2008. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act.

Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted-Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,950,872	(1)	$16.02	1,051,633	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,950,872		$16.02	1,051,633

(1)	This amount includes 1,273,292 shares issuable upon the exercise of outstanding stock options granted under the 2007 Option Plan and 1,677,580 shares issuable upon the exercise of outstanding stock options granted under the 2000 Option Plan.

(2)	This amount includes 563,197 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Option Plan and 488,436 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 ESPP. The number of shares available under the 2007 Option Plan are automatically adjusted each January 1, as more fully described below in “— 2007 Stock Option and Incentive Plan.”

2007 Stock Option and Incentive Plan

Our 2007 Stock Option and Incentive Plan, or 2007 Option Plan, was adopted by our Board of Directors and approved by our stockholders in 2007. The 2007 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, cash-based awards, performance shares, and dividend equivalent rights. We initially reserved 1,000,000 shares of Common Stock for the issuance of awards under the 2007 Option Plan. The 2007 Option Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2008, by an additional number of shares which is equal to the lower of (1) that number of shares as is necessary such that the total number of shares reserved and available for issuance under the plan (excluding shares reserved for issuance pursuant to awards outstanding on such date) shall equal five percent of the outstanding number of shares of stock on the immediately preceding December 31 and (2) such lower number of shares as may be determined by our Board of Directors. Notwithstanding the foregoing, in no event will more than 20,000,000 shares be issued under the 2007 Option Plan.

The number of shares reserved for issuance under the 2007 Option Plan is subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2007 Option Plan also will be available for future awards.

The 2007 Option Plan is administered by the compensation committee. The administrator has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Option Plan.

All full-time and part-time officers, employees, non-employee directors, and other key persons (including consultants and prospective employees) are eligible to participate in the 2007 Option Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2007 Option Plan. For example, no more than 2,000,000 shares of Common Stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

The exercise price of stock options awarded under the 2007 Option Plan may not be less than the fair value of Common Stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2007 Option Plan, the period of time, if any, after retirement, death, disability, or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock appreciation rights may be granted under our 2007 Option Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair value of Common Stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of Common Stock, or a combination thereof.

Restricted stock may be granted under our 2007 Option Plan. Restricted stock awards are shares of Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Deferred and unrestricted stock awards may be granted under our 2007 Option Plan. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and are subject to such restrictions and conditions as the administrator shall determine. Our 2007 Option Plan also gives the administrator discretion to grant stock awards free of any restrictions.

Dividend equivalent rights may be granted under our 2007 Option Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the administrator shall determine.

Cash-based awards may be granted under our 2007 Option Plan. Each cash-based award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the administrator determines.

Performance shares may be granted under our 2007 Option Plan. Performance shares are awards entitling the recipient to acquire shares of Common Stock upon the attainment of specified performance goals. The administrator determines performance goals during a performance cycle based upon performance criteria.

Unless the administrator provides otherwise, our 2007 Option Plan does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

In the event of a merger, sale, or dissolution, or a similar “sale event,” unless assumed or substituted, all stock options and stock appreciation rights granted under the 2007 Option Plan will automatically become fully exercisable, all other awards granted under the 2007 Option Plan will become fully vested and non-forfeitable, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event, in the administrator’s discretion. In addition, upon the effective time of any such sale event, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award so assumed or continued or substituted shall be deemed vested and exercisable in full upon the date on which the grantee’s employment or service relationship with us terminates if such termination occurs (1) within 18 months after such sale event and (2) such termination is by us or a successor entity without cause or by the grantee for good reason.

No awards may be granted under the 2007 Option Plan after August 2017. In addition, our Board of Directors may amend or discontinue the 2007 Option Plan at any time, and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights. Further, amendments to the 2007 Option Plan will be subject to approval by our stockholders if the amendment (1) increases the number of shares available for issuance under the 2007 Option Plan; (2) expands the types of awards available under, the eligibility to participate in, or the duration of, the 2007 Option Plan; (3) materially changes the method of determining fair value for purposes of the 2007 Option Plan; (4) is required by the NASDAQ Global Select Market rules; or (5) is required by the Internal Revenue Code to ensure that incentive options are tax-qualified.

2007 Employee Stock Purchase Plan

Our 2007 Employee Stock Purchase Plan, or 2007 ESPP, was adopted by our Board of Directors and approved by our stockholders in 2007. We have reserved a total of 500,000 shares of Common Stock for issuance to participating employees under the 2007 ESPP.

All of our employees, including our directors who are employees and all employees of any of our participating subsidiaries, who are employees on the first day of the offering period and whose customary employment is for more than twenty hours a week are eligible to participate in the 2007 ESPP. Employees who would, immediately after purchasing shares under the 2007 ESPP, own 5% or more of the total combined voting power or value of Common Stock are not eligible to participate in the 2007 ESPP.

We continue to make offerings to our employees to purchase stock under the 2007 ESPP. The first offering began on March 1, 2008, and ended on August 31, 2008. Subsequent offerings begin on each March 1 and September 1, or the first business day thereafter, and end on the last business day occurring on or before the following August 31 and February 28 or 29, respectively. During each offering period, payroll deductions are made and held for the purchase of Common Stock at the end of the offering period.

On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the 2007 ESPP an option to purchase shares of Common Stock. The employee may authorize deductions from 1% to 10% of his or her compensation for each payroll period during the offering period (up to a total maximum of $12,500). On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2007 ESPP, the purchase price for each share purchased under each option will be the lesser of 85% of the fair market value of Common Stock on the first day or the last day of the offering period. An employee may not sell, exchange, assign, encumber, alienate, transfer, pledge, or otherwise dispose of any shares of Common Stock until the one-year anniversary of the option exercise for such shares.

An employee who is not a participant on the last day of the offering period will not be entitled to exercise any option under the 2007 ESPP, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the 2007 ESPP will terminate upon voluntary withdrawal from the 2007 ESPP up to 30 days prior to the end of an offering period, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the balance in the employee’s account will be paid to the employee’s beneficiary.

On May 1, 2008, the Company executed an amendment to the 2007 ESPP allowing for employees of its Indian subsidiary, athenahealth Technology Private Limited (f/k/a Athena Net India Private Limited) to participate in the 2007 ESPP.

2000 Stock Option and Incentive Plan

Our 2000 Stock Option and Incentive Plan, or 2000 Option Plan, was adopted by our Board of Directors in January 2000 and approved by our stockholders in March 2000. We reserved 5,834,181 shares of Common Stock for the issuance of awards under the 2000 Option Plan.

Our 2000 Option Plan is administered by our Board of Directors. Our Board of Directors has the authority to delegate full power and authority to a committee of the Board of Directors to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards, and to determine the specific terms and conditions of each award, subject to the provisions of the 2000 Option Plan.

The 2000 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, restricted stock awards, and any other stock-based award to officers, employees, directors, consultants, and advisors. Stock options granted under the 2000 Option Plan have a maximum term of ten years from the date of grant, and incentive stock options granted under that Plan have an exercise price of no less than the fair value of Common Stock on the date of grant.

Upon an acquisition of the Company in which all awards are not assumed or substituted by the successor entity, all outstanding awards, unless otherwise provided in those awards, shall remain our obligation, and there shall be automatically substituted for the shares of Common Stock then subject to such awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the sale event, (2) shares of stock of the surviving or acquiring corporation or (3) such other securities as the Board of Directors deems appropriate (the fair value of which — as determined by the Board of Directors in its sole discretion — shall not materially differ from the fair value of the shares of Common Stock subject to such awards immediately preceding the sale event), and the vesting provisions of all the unvested awards shall become accelerated by a period of one year. Under the 2000 Option Plan, a sale event is defined as (a) the sale of the Company by merger in which our stockholders, in their capacity as such, no longer own a majority of the outstanding equity securities of the Company (or its successor); (b) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (c) any other acquisition of the business of the Company, as determined by the Board of Directors.

Our Board of Directors does not intend to grant any further awards under the 2000 Option Plan.

Summary Compensation

The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities to the Company’s chief executive officer, chief financial officer, the other three most highly compensated persons serving as executive officers as of December 31, 2008, and an individual who would have been among the our three other top compensated executive officers but for the fact that he was no longer an executive officer at the end of the fiscal year 2008.

Summary Compensation Table(1)

							Non-Equity
					Option		Incentive Plan	All Other
					Awards		Compensation	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)(2)		($)(3)	($)		Total($)
(a)	(b)	(c)	(d)		(f)		(g)	(i)		(j)

Jonathan Bush	2008	398,077	—		337,305	(4)	358,693	—		1,094,075
Chief Executive Officer,	2007	348,077	100,000	(5)	108,000	(4)	235,000	—		791,077
President, and Chairman of	2006	298,077	—		22,521	(4)	59,400	—		379,998
the Board
Carl B. Byers	2008	249,615	—		213,231	(6)	180,000	3,916	(7)	646,762
Senior Vice President,	2007	238,462	—		16,849	(6)	104,180	554	(7)	360,045
Chief Financial Officer,	2006	199,039	30,000	(8)	4,361	(6)	—	—		233,400
and Treasurer
Nancy G. Brown(9)	2008	247,692	—		137,300	(10)	222,500	3,324	(11)	610,816
Senior Vice President of Business Development and Government Affairs
Robert L. Cosinuke(9)	2008	250,000	—		755,642	(12)	222,500	1,069	(13)	1,229,211
Senior Vice President, Chief Marketing Officer
Robert M. Hueber(9)	2008	250,000	72,000	(14)	103,468	(15)	186,500	5,166	(16)	617,134
Senior Vice President, Sales
James M. MacDonald	2008	253,846	—		527,289	(17)	207,795	5,166	(18)	994,096
Former Executive Vice	2007	300,000	53,308	(19)	383,097	(17)	161,336	775	(18)	898,516
President and Chief	2006	75,000	53,308	(19)	98,098	(17)	14,850	—		241,256
Operating Officer

(1)	Columns disclosing compensation under the headings “Stock Awards” and “Change In Pension Value And Nonqualified Deferred Compensation Earnings” are not included because no compensation in these categories was awarded to, earned by, or paid to our named executive officers in 2008, 2007, or 2006. The compensation in this table also does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate during 2008, 2007, or 2006.

(2)	These amounts represent stock-based compensation expense for stock option awards granted to each of Messrs. Bush, Byers, Cosinuke, Hueber, and MacDonald and Ms. Brown as described in footnotes 4, 6, 10, 12, 15, and 17 below. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal year 2008, 2007, and 2006. The assumptions used to calculate the value of option awards are set forth in the Section entitled “Stock-Based Compensation” under Item 7 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. All stock option awards granted to each of the above named officers prior to 2006 were accounted for in accordance with APB Opinion No. 25 and were granted at exercise prices equal to fair value on the date of grant. Accordingly, there was no stock-based compensation expense associated with the awards granted prior to 2006 that was incurred in 2008, 2007, or 2006.

(3)	Amounts shown in this column for 2008 represent annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2008, and paid in part in 2008 and in part in 2009. Amounts shown in this column for 2007 represent annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2007, and paid in part in 2007 and in part in 2008 and includes performance based incentive awards paid pursuant to employment agreements in the cases of Messrs. Bush and Byers. Amounts shown in this column for 2006 represent annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2006, and paid in part in 2006 and in part in 2007.

(4)	Represents stock-based compensation expense recognized as described in footnote 2 above, as follows:

	Number of Shares of	Grant	Vesting	Exercise	2008	2007	2006
Award Type	Stock or Units	Date	Start Date	Price	Expense	Expense	Expense

Stock Options	49,500	3/3/08	1/7/08	$32.72	$206,506	$—	$—
Stock Options	45,000	3/15/07	1/1/07	$7.39	55,857	55,703	—
Stock Options	50,000	7/27/06	7/27/06	$6.16	74,942	52,297	22,521

Total					$337,305	$108,000	$22,521

The option awards granted are subject to vesting at the rate of 25% on the first anniversary of the vesting start date, and the remainder vesting annually at a rate of 25% per year. At December 31, 2008, there was approximately $829,684 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the above awards.

(5)	Represents an annual cash bonus award earned during the fiscal year ended December 31, 2007, and paid in 2008.

(6)	Represents stock-based compensation expense recognized as described in footnote 2 above, as follows:

	Number of Shares of	Grant	Vesting	Exercise	2008	2007	2006
Award Type	Stock or Units	Date	Start Date	Price	Expense	Expense	Expense

Stock Options	45,000	2/1/08	1/7/08	$33.24	$191,986	$—	$—
Stock Options	10,000	3/15/07	1/1/07	$7.39	12,413	12,378	—
Stock Options	5,000	2/28/06	1/9/06	$5.26	8,832	4,471	4,361

Total					$213,231	$16,849	$4,361

The option awards granted are subject to vesting at the rate of 25% on the first anniversary of the vesting start date, and the remainder vesting annually at a rate of 25% per year. At December 31, 2008, there was approximately $620,372 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the above awards.

(7)	The amount shown for 2008 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $3,916. The amount shown for 2007 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $554.

(8)	Represents an annual cash bonus award earned during the fiscal year ended December 31, 2006, and paid in 2007.

(9)	Messrs. Cosinuke and Hueber and Ms. Brown were not named executive officers in fiscal year 2007 and 2006, and therefore no information is presented for these years.

(10)	Represents stock-based compensation expense recognized as described in footnote 2 above, as follows:

	Number of Shares of	Grant	Vesting	Exercise	2008
Award Type	Stock or Units	Date	Start Date	Price	Expense

Stock Options	30,000	2/1/08	1/7/08	$33.24	$127,991
Stock Options	7,500	3/15/07	1/1/07	$7.39	9,309

Total					$137,300

The option awards granted are subject to vesting at the rate of 25% on the first anniversary of the vesting start date, and the remainder vesting annually at a rate of 25% per year. At December 31, 2008, there was approximately $412,599 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the above awards.

(11)	Represents matching contributions under a 401(k) compensation plan in the aggregate amount of $3,324 for fiscal 2008.

(12)	Represents stock-based compensation expense recognized as described in footnote 2 above, as follows:

	Number of Shares of	Grant	Vesting	Exercise	2008
Award Type	Stock or Units	Date	Start Date	Price	Expense

Stock Options	150,000	1/2/08	12/3/07	$35.26	$755,642

Total					$755,642

The option award granted on January 2, 2008, is subject to vesting at the rate of 25% on the first anniversary of the vesting start date, and the remainder vesting annually at a rate of 25% per year. At December 31, 2008, there was approximately $2,051,578 of unamortized stock-based compensation expense for the above award, excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the above award.

(13)	Represents matching contributions under a 401(k) compensation plan in the aggregate amount of $1,609 for fiscal 2008.

(14)	Represents monthly cash bonus awards earned as a draw during the fiscal year ended December 31, 2008, and paid in part in 2008 and in part in 2009.

(15)	Represents stock-based compensation expense recognized as described in footnote 2 above, as follows:

	Number of Shares of	Grant	Vesting	Exercise	2008
Award Type	Stock or Units	Date	Start Date	Price	Expense

Stock Options	20,000	2/1/08	1/7/08	$33.24	$85,327
Stock Options	7,500	3/15/07	1/1/07	$7.39	9,309
Stock Options	5,000	2/28/06	1/9/06	$5.26	8,832

Total					$103,468

The option awards granted are subject to vesting at the rate of 25% on the first anniversary of the vesting start date, and the remainder vesting annually at a rate of 25% per year. At December 31, 2008, there was approximately $285,862 of unamortized stock-based compensation expense for the above awards, excluding our estimate of forfeitures, which will be amortized over the remaining vesting periods of the above awards.

(16)	Represents matching contributions under a 401(k) compensation plan in the aggregate amount of $5,166 for fiscal 2008.

(17)	Represents stock-based compensation expense recognized as described in footnote 2 above, as follows:

	Number of Shares of	Grant	Vesting	Exercise	2008	2007	2006
Award Type	Stock or Units	Date	Start Date	Price	Expense	Expense	Expense

Stock Options	40,000	2/1/08	1/7/08	$33.24	$131,595	$—	$—
Stock Options	11,500	3/15/07	1/1/07	$7.39	11,070	14,235	—
Stock Options	330,000	11/3/06	9/25/06	$6.58	384,624	368,862	98,098

Total					$527,289	$383,097	$98,098

The option awards granted ceased vesting as of October 10, 2008, which was Mr. MacDonald’s last day of employment with the Company. At December 31, 2008, there was no unamortized stock-based compensation expense for the above awards.

(18)	The amount shown for 2008 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $5,166. The amount shown for 2007 represents matching contributions under a 401(k) compensation plan in the aggregate amount of $775.

(19)	Represents a bonus to compensate Mr. MacDonald in part for the cost to him associated with the timing of his transition to the Company from his prior employer and paid to him in 2007 and 2008.

Grants of Plan-Based Awards

The following table sets forth information concerning the non-equity incentive plan awards and stock option grants made to each of the NEOs during the fiscal year ended December 31, 2008, pursuant to the Company’s 2000 and 2007 Stock Option and Incentive Plans.

Grants of Plan-Based Awards — 2008(1)

						All Other
						Option
						Awards:		Exercise
			Estimated Possible Payouts			Number of		or Base	Grant Date
		Compensation	Under Non-Equity			Securities		Price of	Fair Value of
		Committee	Incentive Plan Awards(2)			Underlying		Option	Stock and
	Grant	Action	Threshold	Target	Maximum	Options		Awards	Option
Name	Date	Date	($)(3)	($)	($)(3)	(#)(4)		($/Sh)	Awards($)(5)
(a)	(b)		(c)	(d)	(e)	(j)		(k)	(l)

Jonathan Bush	3/3/2008	2/15/2008		$—		49,500	(6)	$32.72	$842,129
	3/3/2008	2/15/2008		—		120,000	(7)	32.72	2,041,200
			86,000	—	400,000
Carl B. Byers	2/1/2008	12/9/2007		—		45,000	(8)	33.24	782,919
	3/3/2008	2/15/2008		—		30,000	(9)	32.72	510,300
				37,500
				37,500
				37,500
				37,500
Nancy G. Brown	2/1/2008	12/9/2007		—		30,000	(10)	33.24	521,946
				37,500
				37,500
				37,500
				37,500
Robert L. Cosinuke	1/2/2008	12/9/2007		—		150,000	(11)	35.26	2,807,220
				37,500
				37,500
				37,500
				37,500
Robert M. Hueber	2/1/2008	12/9/2007		—		20,000	(12)	33.24	347,964
				37,500
				37,500
				37,500
				37,500
James M. MacDonald	2/1/2008	12/9/2007		—		40,000	(13)	33.24	695,928
				55,125
				55,125
				55,125

(1)	Columns disclosing grants of plan-based awards under the heading “All Other Stock Awards: Number of Shares of Stock or Units” and “Estimated Future Payouts Under Equity Incentive Plan Awards” are not included in this table because no plan-based grants in this category were granted to our named executive officers in 2008.

(2)	Represents cash incentive awards for 2008 that are paid quarterly or annually, as applicable. The awards are described in more detail above in the section entitled “Cash Incentives Awards — 2008 Awards.”

(3)	There are no thresholds or maximums for our Estimated Possible Payouts Under Non-Equity Incentive Plan Awards, with the exception of the award for Mr. Bush, who has a threshold and maximum based on Adjusted Net Income, which is described in detail above in the section entitled “Cash Incentives — 2008 Awards.”

(4)	Represents equity incentive awards granted in 2008. The awards are described in more detail above in the section entitled “Long-Term Stock-based Compensation.”

(5)	The amounts reported in this column reflect the grant date fair value of those awards computed in accordance with SFAS No. 123(R).

(6)	Represents a non-qualified option award to purchase 49,500 shares of Common Stock at an exercise price of $32.72 per share, granted to Mr. Bush on March 3, 2008. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(7)	Represents a non-qualified option award to purchase 120,000 shares of Common Stock at an exercise price of $32.72 per share, granted to Mr. Bush on March 3, 2008. On January 16, 2002, the Board of Directors approved a grant to Mr. Bush of an option to purchase 120,000 shares of Common Stock subject to the Company’s achievement of certain financial goals. This option was awarded to Mr. Bush on March 3, 2008, upon the determination that certain of these financial goals were achieved during the fourth quarter of 2007. This option fully vests over four years and has a vesting start date of January 1, 2001. As a result, the option is fully vested and exercisable as of the date of grant, March 3, 2008.

(8)	Represents a non-qualified option award to purchase 45,000 shares of Common Stock at an exercise price of $33.24 per share, granted to Mr. Byers on February 1, 2008. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(9)	Represents a non-qualified option award to purchase 30,000 shares of Common Stock at an exercise price of $32.72 per share, granted to Mr. Byers on March 3, 2008. On January 16, 2002, the Board of Directors approved a grant to Mr. Byers of an option to purchase 30,000 shares of Common Stock subject to the Company’s achievement of certain financial goals. This option was awarded to Mr. Byers on March 3, 2008, upon the determination that certain of these financial goals were achieved during the fourth quarter of 2007. This option fully vests over four years and has a vesting start date of January 1, 2001. As a result, the option is fully vested and exercisable as of the date of grant, March 3, 2008.

(10)	Represents a non-qualified option award to purchase 30,000 shares of Common Stock at an exercise price of $33.24 per share, granted to Ms. Brown on February 1, 2008. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(11)	Represents a non-qualified option award to purchase 150,000 shares of Common Stock at an exercise price of $35.26 per share, granted to Mr. Cosinuke on January 2, 2008. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(12)	Represents a non-qualified option award to purchase 20,000 shares of Common Stock at an exercise price of $33.24 per share, granted to Mr. Hueber on February 1, 2008. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(13)	Represents a non-qualified option award to purchase 40,000 shares of Common Stock at an exercise price of $33.24 per share, granted to Mr. MacDonald on February 1, 2008. This option award ceased vesting as of October 10, 2008, which was Mr. MacDonald’s last day of employment with the Company.

Outstanding Equity Awards

Option Exercises and Unexercised Option Holdings.  The following table sets forth certain information regarding the number and value of options exercisable by each of the NEOs as of December 31, 2008, and the number and value of unexercised options held by each of the NEOs as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End — 2008(1)

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options		Options		Option	Option
	(#)		(#)		Exercise	Expiration
Name	Exercisable		Unexercisable		Price($)	Date
(a)	(b)		(c)		(e)	(f)

Jonathan Bush	32,500	(2)	—		$0.62	3/18/2011
	26,500	(3)	—		0.62	8/1/2013
	73,276	(4)	—		0.62	8/1/2013
	57,753	(5)	—		0.62	2/6/2014
	7,000	(6)	—		3.50	4/27/2015
	199,876	(7)	—		3.50	4/27/2015
	45,625	(8)	—		6.16	7/27/2016
	45,000	(9)	—		7.39	3/15/2017
	—		49,500	(10)	32.72	3/3/2018
	120,000	(11)	—		32.72	3/3/2018
Carl B. Byers	5,000	(12)	—		3.50	4/27/2015
	5,000	(13)	—		5.26	2/28/2016
	10,000	(14)	—		7.39	3/15/2017
	—		45,000	(15)	33.24	2/1/2018
	30,000	(16)	—		32.72	3/3/2018
Nancy G. Brown	7,500	(17)	—		7.39	3/15/2017
	—		30,000	(18)	33.24	2/1/2018
Robert L. Cosinuke	37,500	(19)	112,500	(19)	35.26	1/2/2018
Robert M. Hueber	119,325	(20)	—		0.62	9/11/2012
	10,000	(21)	—		0.62	4/16/2013
	10,000	(22)	—		0.62	2/6/2014
	10,000	(23)	—		2.93	1/26/2015
	25,000	(24)	—		2.93	1/26/2015
	20,000	(25)	—		2.93	1/26/2015
	5,000	(26)	—		3.50	4/27/2015
	20,000	(27)	—		4.51	10/19/2015
	5,000	(28)	—		5.26	2/28/2016
	7,500	(29)	—		7.39	3/15/2017
	—		20,000	(30)	33.24	2/1/2018
James M. MacDonald	—		—

(1)	Columns disclosing outstanding equity awards at fiscal year-end under the headings “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options,” “Number of Shares or Units of Stock That Have Not Vested,” “Market Value of Shares or Units of Stock That Have Not Vested,” “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” are not included in this table because no equity awards were outstanding in these categories for the fiscal year ending 2008.

(2)	This non-qualified stock option was 100% exercisable on March 18, 2001, and 100% vested as of February 1, 2005.

(3)	This non-qualified stock option was 100% exercisable on August 1, 2003, and 100% vested as of January 1, 2007.

(4)	This non-qualified stock option was 100% exercisable on August 1, 2003, and 100% vested as of July 1, 2007.

(5)	This non-qualified stock option was 100% exercisable on February 6, 2004, and 100% vested as of February 1, 2008.

(6)	This non-qualified stock option was 100% exercisable on April 27, 2005, and 100% vested on January 9, 2009.

(7)	This non-qualified stock option was 100% exercisable on April 27, 2005, and 25% of the award vested as of April 27, 2006, with the remainder vesting annually at the rate of 25% per year.

(8)	This non-qualified stock option was 100% exercisable on July 27, 2006, and 25% of the award vested as of July 27, 2007, with the remainder vesting annually at the rate of 25% per year.

(9)	This non-qualified stock option was 100% exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at the rate of 25% per year.

(10)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

(11)	This non-qualified stock option was 100% vested and exercisable as of March 3, 2008.

(12)	This non-qualified stock option was 100% exercisable on April 27, 2005, and 100% vested on January 9, 2009.

(13)	This non-qualified stock option was 100% exercisable on February 28, 2006, and 25% of the award vested as of January 9, 2007, with the remainder vesting annually at a rate of 25% per year.

(14)	This non-qualified stock option was 100% exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at a rate of 25% per year.

(15)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

(16)	This non-qualified stock option was 100% vested and exercisable as of March 3, 2008.

(17)	This non-qualified stock option was 100% exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at the rate of 25% per year

(18)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

(19)	25% of this non-qualified stock option vested on December 3, 2008, with the remainder vesting annually at the rate of 25% per year.

(20)	This non-qualified stock option was 100% exercisable on September 11, 2002, and 100% vested as of October 7, 2006.

(21)	This non-qualified stock option was 100% exercisable on April 16, 2003, and 100% vested as of April 30, 2007.

(22)	This non-qualified stock option was 100% exercisable on February 6, 2004, and 100% vested as of February 1, 2008.

(23)	This non-qualified stock option was 100% exercisable on January 26, 2005, and 100% vested as of April 30, 2008.

(24)	This non-qualified stock option was 100% exercisable on January 26, 2005, and 100% vested as of July 30, 2008.

(25)	This non-qualified stock option was 100% exercisable on January 26, 2005, and 100% vested as of September 1, 2008.

(26)	This non-qualified stock option was 100% exercisable on April 27, 2005, and 100% vested as of January 9, 2009.

(27)	This non-qualified stock option was 100% exercisable on October 19, 2005, and 416 of the options in this grant vest on each monthly anniversary of October 19, 2005, until the fourth anniversary of that date, when 448 options vest. Notwithstanding the above vesting schedule, all unvested shares will immediately vest upon termination of Mr. Hueber’s employment by the Company without cause or by Mr. Hueber for good reason (as each term is defined in his employment agreement).

(28)	This non-qualified stock option was 100% exercisable on February 28, 2006, and 25% of the award vested as of January 9, 2007, with the remainder vesting annually at the rate of 25% per year.

(29)	This non-qualified stock option was 100% exercisable on March 15, 2007, and 25% of the award vested as of January 1, 2008, with the remainder vesting annually at the rate of 25% per year.

(30)	25% of this non-qualified stock option vested on January 7, 2009, with the remainder vesting annually at the rate of 25% per year.

Option Exercises and Stock Vested

The following table provides information regarding the amounts received by our named executive officers upon the exercise of stock options during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested — 2008(1)

Option Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)(2)
(a)	(b)	(c)

Jonathan Bush	248,856	$7,074,414
Carl B. Byers	—	—
Nancy G. Brown	—	—
Robert L. Cosinuke	—	—
Robert M. Hueber	80,675	2,385,221
James M. MacDonald	142,875	3,339,227

(1)	Columns disclosing stock awards under the heading “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” are not included in this table because none of our NEOs hold stock awards that vested during 2008.

(2)	Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of shares for which options are being exercised.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us at December 31, 2008, and, as a result, there is not a pension benefits table included in this Proxy Statement.

Nonqualified Deferred Compensation

None of our NEOs participate in or have account balances in nonqualified defined contribution plans maintained by us at December 31, 2008, and, as a result, there is not a nonqualified deferred compensation table included in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

Ms. Brown and Mr. Hueber’s employment agreements were amended in December 2008 in response to requirements under Section 409A of the Internal Revenue Code. The amendment modified the severance pay provisions to provide severance benefits to Ms. Brown and Mr. Hueber that comply with the requirements of Section 409A. Such modifications includes defining separation of service from the Company, an affiliate of the Company, or a successor entity within the meaning set forth in Section 409A, and, if Ms. Brown or Mr. Hueber are deemed a “specified employee” within the meaning of Section 409A, then any severance payment shall not be payable until the earlier of (1) six months and one day after their separation from service or (2) their death. Our other NEOs employment agreements did not provide for severance payments, and it is our policy that we do not pay severance to terminated employees.

Nancy G. Brown.  Pursuant to the terms of her employment agreement dated August 2, 2004, as amended, if Ms. Brown terminates her employment for good reason, as defined in the agreement, or if we terminate her employment without cause, as defined in the agreement, she is entitled to a lump sum payment within ten business days after the effective date of termination as is proportionally (measured by severance amount against base salary) equal to the average rate of cash severance, if any, that has been paid by the Company to management-level employees who are at or above her level of responsibility in the Company and whose employment was terminated at any time during the two years prior to Ms. Brown’s termination not as a result of settlement of legal claims and not in situations where “cause” (as defined in the agreement or as defined in the employment agreement related to the particular employee, if different) existed or was alleged at the time by Company to exist.

Robert M. Hueber.  Pursuant to the terms of his employment agreement dated September 16, 2002, as amended, if Mr. Hueber terminates his employment for good reason, as defined in the agreement, or if we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment within ten business days after the effective date of termination in an amount at least equal to the amount of severance paid by the Company to senior-management-level employees who terminated employment during the year prior to his termination not as a result of settlement of legal claims or in situations where “cause” (as applicable to the particular employee and not as defined in the employment agreement) existed or was alleged to exist, or, if there was no such termination in such year, then the most recent termination of a senior-management-level employee in such circumstances.

Acceleration of Vesting of Equity Awards

Pursuant to stock option agreements between us and each of our named executive officers, unvested stock options awarded under our 2000 Option Plan shall become accelerated by a period of one year upon the consummation of an acquisition of the Company. For purposes of these agreements, an acquisition is defined as: (1) the sale of the Company by merger in which its stockholders in their capacity as such no longer own a majority of the outstanding equity securities of the Company; (2) any sale of all or substantially all of the assets or capital stock of the Company; or (3) any other acquisition of the business of the Company, as determined by our Board of Directors.

In addition, pursuant to stock option agreements between us and each of our named executive officers, all stock options granted under the 2007 Option Plan will automatically become fully exercisable in the event of a merger, sale, or dissolution, or a similar “sale event,” unless assumed or substituted. For the purposes of these agreements, a “sale event” is defined as: (1) the dissolution or liquidation of the Company; (2) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (3) a merger, reorganization, or consolidation in which the outstanding shares of stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (4) the sale of all of the stock of the Company to an unrelated person or entity.

The table below reflects the estimated amounts payable to our named executive officers under their employment agreements upon termination, and the acceleration of options outstanding, for each of our named executive officers upon the consummation of any acquisition or sale event, in each case as of December 31, 2008:

		Value Upon	Termination for
	Number of	Consummation of	Good Reason or
Name	Securities(1)	Acquisition(2)	Without Cause(3)

Jonathan Bush	147,135	$5,402,797	—
Carl B. Byers	50,000	1,836,000	—
Nancy G. Brown	31,875	1,170,450	—
Robert L. Cosinuke	112,500	4,131,000	—
Robert M. Hueber	28,567	1,048,980	$153,930	(4)
James M. MacDonald	—	—	—

(1)	Reflects one-year acceleration of vesting for options to purchase Common Stock awarded under our 2000 Option Plan and full acceleration of vesting for options to purchase Common Stock awarded under our 2007 Option Plan, each as of December 31, 2008, assuming consummation of an acquisition or sale event on such date.

(2)	We have estimated the market value of the unvested option shares based on an assumed public offering price of $36.72 per share, based on the last reported sale price of Common Stock on the NASDAQ Global Market on December 31, 2008.

(3)	To date we have not paid any senior-management-level employee severance upon termination of employment, and, accordingly, we would not expect to pay any severance to Ms. Brown and Mr. Hueber upon termination of their employment for good reason or without cause (except as provided in footnote 4), as defined in their employment agreement. Our other named executive officers’ employment agreements do not provide for severance upon termination of employment.

(4)	Represents an unvested non-qualified option to purchase 4,192 shares of Common Stock, which would immediately vest upon termination of Mr. Hueber’s employment by the Company without cause or by Mr. Hueber for good reason, each as defined in his employment agreement. We have estimated the market value of the unvested option shares based on the last reported sale price of Common Stock on the NASDAQ Global Market on December 31, 2008, of $36.72 per share.

Limitation of Liability and Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-laws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions, or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our By-laws provide that:

•	we will indemnify our directors, officers, and (in the discretion of our Board of Directors) certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•	we will advance expenses, including attorneys’ fees, to our directors and (in the discretion of our Board of Directors) to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by law and advance expenses, including attorneys’ fees, to each indemnified director or executive officer in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

Our Board of Directors has adopted a written policy, administered by our audit committee, that sets forth the policies and procedures to review and approve transactions, contracts, or other legal or business arrangements with directors, director nominees, executive officers, holders of more than five percent of our voting securities, and the immediate family members of any of these persons, each of which is known as a “related person.” Such transactions and arrangements must be approved by our audit committee or another group of directors, as authorized by our Board of Directors.

The Company retains a list of related persons and all entities in which a related person is an employee, acts as a director or executive officer, or holds more than five percent of ownership interest, each such entity being known as a “related person affiliate.” The list is updated at least annually and cross-checked against the parties involved in proposed or ongoing transactions and arrangements with the Company and prior to entering into any new transaction or arrangement. To the extent that it is determined that we have entered into or will enter into any transaction or arrangement (including any modification or addition to an existing contract or arrangement) with a related person or related person affiliate, our Chief Financial Officer is notified.

Once notified, our Chief Financial Officer, together with legal counsel, will review the appropriate NASDAQ, SEC, and other applicable rules and determine whether the contemplated transaction or arrangement requires the approval of the Board of Directors, the audit committee, both, or neither. No transaction or arrangement with a related person or related person affiliate may be entered into unless the Chief Financial Officer has either (i) specifically confirmed that no further approvals are necessary or (ii) specifically confirmed that all requisite corporate approvals necessary to enter into such transaction or arrangement have been obtained.

In the event that both audit committee and Board of Director approval are required to authorize a transaction or arrangement with a related person or related person affiliate, the audit committee will be asked to consider and vote on such transaction or arrangement and then make a recommendation to the Board of Directors for its consideration.

Transactions with Related Persons

Except as disclosed below, based on a review of the transactions and arrangements between the Company and any related person or related person affiliate, the Company has determined that it was not a party to any transaction or arrangement in which any related person or related person affiliate has a direct or indirect material interest.

Investment

In 2008, the Company invested $550,000 in a newly formed corporation. Two of our directors, Todd Y. Park and Bryan E. Roberts, are also members of the board of directors of this new corporation, although Dr. Roberts will be stepping down as a director of the Company following the Annual Meeting. Mr. Park invested $809,667, and venture funds affiliated with Venrock Associates, a beneficial owner of more than 5% of our voting securities, invested $2,026,335 in the new corporation as well.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the outstanding Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2008, the Company believes that all Reporting Persons complied with all Section 16(a) reporting requirements.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, proxy statement, and Annual Report on Form 10-K for the year ended December 31, 2008, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents to you if you write to us at 311 Arsenal St., Watertown, MA 02472, Attention: Secretary or call us at (617) 402-1000. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

By Order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors

April 24, 2009

DIRECTIONS

From the Massachusetts Turnpike going West:

•	Take the Turnpike to Exit 17 and follow the signs towards “Watertown” (i.e., stay in one of the two right lanes). This is Galen Street.

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•	At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

From the Massachusetts Turnpike going East:

•	Take the Turnpike to Exit 17 (Newton/Watertown). At the top of the ramp, go straight but get in the second lane from the left.

•	Turn LEFT back over the Mass Pike and immediately get in one of the two rightmost lanes. Be careful in merging to the right, as traffic in those lanes can be heavy. Once in one of the right lanes, continue straight toward Galen Street (to Watertown Square).

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•	At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees

01	Richard N. Foster	02 Ann H. Lamont		03 James L. Mann

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

NOTE: The purpose of the meeting is also to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. The proposal for the election of directors relates solely to the election of Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

athenahealth, Inc.
311 Arsenal Street, Watertown, MA 02472
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
     The undersigned hereby appoints Daniel H. Orenstein and Carl B. Byers as proxies, each with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of athenahealth, Inc. held of record by the undersigned on April 15, 2009, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 400 North Beacon Street, Watertown, MA 02472, on June 11, 2009, or any adjournment or postponement thereof.
(Continued and to be signed on reverse side)